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The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any place where the offer or sale is not permitted.

This filing is made pursuant to Rule 424(b)(5)
under the Securities Act of 1933
in connection with Registration Statement No. 333-161192

           SUBJECT TO COMPLETION, DATED MAY 19, 2011

PRELIMINARY PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED AUGUST 7, 2009)

$

$                            % Senior Notes due 2016
$                            % Senior Notes due 2019

The Company:

  •
  Our primary business operation is to acquire new commercial jet aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world.

The Offering:

  •
  Use of Proceeds: We intend to use the net proceeds from this offering to purchase notes validly tendered and accepted in our recently announced Tender Offers, for up to $750,000,000 cash consideration, of various series of our outstanding debt securities. The Tender Offers are conditioned upon the satisfaction or waiver of certain conditions, including (i) the completion by us of the issuance of the notes offered hereby and (ii) specified other conditions. We may use any remaining net proceeds from this offering for general corporate purposes. This offering is not conditioned on the completion of the Tender Offers. See "Description of Other Indebtedness—Unsecured Bonds and Medium-Term Notes."

The Senior Notes:

  •
  Maturity: The        % Senior Notes due 2016 will mature on                        , 2016. The        % Senior Notes due 2019 will mature on                        , 2019.

  •
  Interest Payments: The notes will pay interest in cash in arrears on                        and                         of each year, beginning on                        , 2011.

  •
  Ranking: The notes will rank equally in right of payment with all of our existing and future unsubordinated unsecured indebtedness, and senior in right of payment to our existing and future indebtedness that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such debt. The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. The notes will not be guaranteed by our parent, American International Group, Inc., any of our subsidiaries or any third party. See "Description of Notes—Ranking."

  •
  Redemption: The notes are not subject to redemption prior to their stated maturity, and there is no sinking fund for the notes.

This investment involves substantial risks. See "Risk Factors" beginning on page S-7 of this prospectus supplement.

We do not intend to list the notes on any securities exchange. There is currently no public market for the notes.

	Offering Price(1)		Underwriting Discounts		Proceeds to Us
Per % Senior Note due 2016		%		%		%
Per % Senior Note due 2019		%		%		%
Total	$		$		$

(1)
Plus accrued interest, if any, from                        , 2011, if settlement occurs after that date.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the notes to investors on or about                        , 2011 only in book-entry form through the facilities of The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme.

Joint Book-Runners

Barclays Capital	J.P. Morgan	RBC Capital Markets	UBS Investment Bank

BofA Merrill Lynch	Deutsche Bank Securities	Goldman, Sachs & Co.	Macquarie Capital	Morgan Stanley

The date of this prospectus supplement is May             , 2011

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

        We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains or incorporates statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this prospectus supplement and include statements regarding, among other matters, the state of the airline industry, our access to the capital markets, our ability to restructure leases and repossess aircraft, the structure of our leases, regulatory matters pertaining to compliance with governmental regulations and other factors affecting our financial condition or results of operations. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should" and variations of these words and similar expressions, are used in many cases to identify these forward- looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for aircraft, availability and creditworthiness of current and prospective lessees, lease rates, availability and cost of financing and operating expenses, governmental actions and initiatives and environmental and safety requirements, as well as the factors discussed under "Risk Factors" in this prospectus supplement. We do not intend, and undertake no obligation, to update any forward-looking information to reflect actual results or future events or circumstances.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We "incorporate by reference" certain information we file with the SEC into this prospectus supplement. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated herein by reference is considered to be

i

part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and filed pursuant to the Exchange Act:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed on March 9, 2011);

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (filed on May 10, 2011); and

  •
  Our Current Reports on Form 8-K (i) dated January 31, 2011 (filed on January 31, 2011) (including the exhibit related thereto), (ii) dated March 30, 2011 (filed on March 31, 2011), other than Item 7.01 and the exhibits related thereto and (iii) dated May 11, 2011 (filed on May 12, 2011), other than Item 7.01 and the exhibits related thereto.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the issue date of the notes shall be deemed incorporated by reference (except that, unless otherwise indicated in the applicable report, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Our filings are available, free of charge, on our website, www.ilfc.com, or by written request to us at the following address or by calling us at (310) 788-1999: International Lease Finance Corporation, 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. The information on our website is not part of, or incorporated by reference into, this prospectus supplement.

ii

SUMMARY

        This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the documents incorporated by reference herein carefully, including the financial data and related notes before making an investment decision. Unless stated otherwise, the discussion in this prospectus supplement of our business includes the business of International Lease Finance Corporation and its direct and indirect subsidiaries. Unless otherwise indicated or the context otherwise requires, "the Company," "we," "us," and "our" refer to International Lease Finance Corporation and its direct and indirect subsidiaries on a consolidated basis, and the term "ILFC" refers only to International Lease Finance Corporation.

Our Company

        Our primary business operation is to acquire new commercial jet aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world. We also provide management services to investors and/or owners of aircraft portfolios for a management fee. In addition to our leasing and fleet management activities, at times we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee.

        As of March 31, 2011, we owned 933 aircraft in our leased fleet, had four additional aircraft in the fleet classified as finance and sales-type leases, and provided fleet management services for 92 aircraft. During 2011, we have contracted to purchase 80 A320neos and 20 A321neos from Airbus S.A.S. ("Airbus"), canceled our previous A380 purchase commitments, and contracted to purchase 33 737-800 aircraft from The Boeing Company ("Boeing"). These orders bring our total future orders to 236 new aircraft, for delivery through 2019 with an aggregate estimated purchase price of $17.6 billion. Currently we are also considering purchasing new aircraft from airlines and leasing them back to the airlines. We anticipate financing future aircraft purchases in part by operating cash flows and in part by incurring additional debt.

        We maintain a variety of flight equipment to provide a strategic mix and balance so as to meet our customers' needs and to maximize our opportunities. To minimize the time that our aircraft are not leased to customers, we have concentrated our aircraft purchases on models of new and used aircraft which we believe will have the greatest airline demand and operational longevity.

        We generally fund our operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. We borrow funds to purchase new and used flight equipment, make progress payments during aircraft construction and pay off maturing debt obligations. These funds are borrowed both on a secured and unsecured basis from various sources.

        The airline industry is cyclical, economically sensitive and highly competitive. Our continued success is largely dependent on management's ability to develop customer relationships for leasing, sales, remarketing and fleet management services with airlines and other customers best able to maintain their economic viability and survive in the competitive environment in which they operate.

        We are incorporated in the State of California. Our principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. Our telephone number, facsimile number and website address are (310) 788-1999, (310) 788-1990, and www.ilfc.com, respectively. The information on our website is not part of, or incorporated by reference into, this prospectus supplement.

Concurrent Debt Tender Offers

        On May 19, 2011, we commenced offers to purchase for cash (the "Tender Offers"): (i) any and all of the Any and All Notes (defined below) and (ii) up to the Maximum Tender Amount of the Maximum Tender Notes (defined below). The "Maximum Tender Amount" is the aggregate amount of Maximum Tender Notes such that the total consideration paid for the Maximum Tender Notes is equal to $750,000,000 less the consideration, including early tender payments, paid for the Any and All Notes tendered and accepted for purchase.

        The Any and All Notes consist of the following series of our debt: 4.750% Medium-Term Notes, Series Q, due January 13, 2012 (the "Any and All Notes").

        The Maximum Tender Notes consist of the following series of our debt: (a) 5.400% Medium-Term Notes, Series R, due February 15, 2012 (the "5.400% Notes"), (b) 5.350% Medium-Term Notes, Series R, due March 1, 2012 (the "5.350% Notes"), (c) 5.300% Medium-Term Notes, Series R, due May 1, 2012 (the "5.300% Notes"), (d) 5.550% Medium-Term Notes, Series R, due September 5, 2012 (the "5.550% Notes"), (e) 5.000% Medium-Term Notes, Series Q, due September 15, 2012 (the "5.000% Notes"), (f) 5.250% Medium-Term Notes, Series Q, due January 10, 2013 (the "5.250% Notes"), (g) 6.375% Medium-Term Notes, Series R, due March 25, 2013 (the "6.375% Notes"), (h) 5.875% Medium-Term Notes, Series O, due May 1, 2013 (the "5.875% Notes"), (i) 5.625% Medium-Term Notes, Series R, due September 20, 2013 (the "5.625% Notes") and (j) 6.625% Medium-Term Notes, Series R, due November 15, 2013 (the "6.625% Notes") and, together with the 5.400% Notes, the 5.350% Notes, the 5.300% Notes, the 5.550% Notes, the 5.000% Notes, the 5.250% Notes, the 6.375% Notes, the 5.875% Notes and the 5.625% Notes, collectively, the "Maximum Tender Notes." See "Description of Other Indebtedness—Unsecured Bonds and Medium-Term Notes."

        We intend to use the net proceeds from this offering to purchase the notes validly tendered and accepted in the Tender Offers. The Tender Offers are conditioned upon the satisfaction or waiver of certain conditions, including (i) the completion by us of the issuance of the notes offered hereby and (ii) specified other conditions. The Tender Offers are being made on the terms and subject to the conditions described in the offer to purchase, dated May 19, 2011, relating to the Tender Offers (the "Offer to Purchase"). The Tender Offers are being made solely pursuant to, and are governed by, the Offer to Purchase. We cannot assure you that the Tender Offers will be consummated in accordance with their terms, or at all, or that a significant principal amount of the Any and All Notes or the Maximum Tender Notes will be tendered and purchased in the Tender Offers. This offering is not conditioned upon the consummation of the Tender Offers.

Our Relationship with AIG

        We are an indirect wholly-owned subsidiary of AIG. AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States of America ("U.S.") and abroad. AIG's primary activities include both general insurance and life insurance and retirement services operations. Another significant activity is financial services. The common stock of AIG is listed on, among others, the New York Stock Exchange. In September 2008, liquidity issues resulted in AIG seeking and receiving governmental support through a credit facility from the Federal Reserve Bank of New York (the "FRBNY Credit Facility") and Troubled Asset Relief Program ("TARP") funding from the United States Department of the Treasury (the "Department of the Treasury"). On January 14, 2011, AIG was recapitalized and the FRBNY Credit Facility was repaid and terminated through a series of transactions that resulted in the Department of the Treasury becoming AIG's majority shareholder with ownership of approximately 92% of AIG's outstanding common stock. AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its ownership interest in AIG over time. See "Part I. Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Relationship with AIG" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which is incorporated by reference into this prospectus supplement.

The Offering

        The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus supplement.

Issuer	International Lease Finance Corporation.
Notes Offered	$ aggregate principal amount of % senior notes due 2016 (the "2016 notes").
$ aggregate principal amount of % senior notes due 2019 (the "2019 notes" and, together with the 2016 notes, the "notes").
Interest Payment	and of each year after the date of issuance of the notes, beginning on , 2011.
Maturity	The 2016 notes will mature on , 2016.
The 2019 notes will mature on , 2019.
Ranking

The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of ILFC, and senior in right of payment to existing and future indebtedness of ILFC that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of ILFC to the extent of the value of the assets securing such debt. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will not be guaranteed by our parent, any of our subsidiaries or any third party. As of March 31, 2011, the total liabilities of our subsidiaries totaled approximately $3.6 billion, which includes $3.3 billion in secured debt and excludes intercompany liabilities. As of March 31, 2011, we had approximately $26.1 billion aggregate principal amount of long-term debt outstanding, of which approximately $9.4 billion in aggregate principal amount of secured indebtedness was outstanding. See "Description of Notes—Ranking" and "Capitalization."

Redemption	The notes are not subject to redemption prior to their stated maturity.
Sinking Fund	There is no sinking fund for the notes.
Covenants	The indenture contains covenants that, among other things, will limit the ability of ILFC and its restricted subsidiaries to:

•       incur liens on assets, subject to certain exceptions, including the ability of ILFC to incur liens to secure indebtedness for borrowed money in an amount not to exceed 12.5% of ILFC's consolidated net tangible assets;

• declare or pay dividends or acquire or retire shares of capital stock of ILFC during the pendency of certain events of default;

• designate, except in compliance with certain terms, restricted subsidiaries as non-restricted subsidiaries or to designate non-restricted subsidiaries as restricted subsidiaries; and
• in certain circumstances, make investments in or transfer assets to, non-restricted subsidiaries.
The indenture also contains covenants that, among other things, will limit the ability of ILFC to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.
These covenants are subject to important exceptions and qualifications as described under "Description of Notes—Certain Covenants."
Absence of Public Market for the Notes

Each series of notes will be a new issue of securities for which there is no market. Although the underwriters have advised us that they currently intend to make a market in each series of the notes, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice. We do not intend to list either series of the notes on any securities exchange. Accordingly, a liquid market for either series of the notes may not develop or be maintained.

Use of Proceeds

We intend to use the net proceeds from this offering to purchase notes validly tendered and accepted in our recently announced Tender Offers to purchase, for up to $750,000,000 cash consideration, various series of our outstanding debt securities. The Tender Offers are conditioned upon the satisfaction or waiver of certain conditions, including (i) the completion by us of the issuance of the notes offered hereby and (ii) specified other conditions. We may use any remaining net proceeds from this offering for general corporate purposes, including the repayment of existing indebtedness. This offering is not conditioned on the completion of the Tender Offers. See "Use of Proceeds."

Risk Factors

See "Risk Factors" and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Summary Historical Financial and Other Data

        The following table sets forth our summary historical consolidated financial information derived from our: (i) audited financial statements for the years ended December 31, 2010, 2009 and 2008, and as of December 31, 2010 and 2009, which are incorporated by reference into this prospectus supplement; (ii) audited financial statements as of December 31, 2008, which are not incorporated by reference into this prospectus supplement; (iii) unaudited financial statements for the three months ended March 31, 2011 and 2010 and as of March 31, 2011, which are incorporated by reference into this prospectus supplement; and (iv) unaudited financial statements as of March 31, 2010, which are not incorporated by reference into this prospectus supplement. The historical financial information presented may not be indicative of our future performance.

        The following information is only a summary and should be read in conjunction with: (i) "Part II. Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the corresponding notes in our Annual Report on Form 10-K for the year ended December 31, 2010; and (ii) "Part I. Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the corresponding notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, each of which are incorporated by reference into this prospectus supplement. See "Where You Can Find Available Information" and "Incorporation of Certain Information By Reference."

	Year Ended December 31,			Three Months Ended March 31,
	2010	2009	2008	2011	2010
	(audited)			(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Rental of flight equipment	$4,726,502	$4,928,253	$4,678,856	$1,140,921	$1,229,862
Flight equipment marketing and gain on aircraft sales	10,637	15,536	46,838	674	1,284
Interest and other	61,741	58,209	98,260	26,918	12,986

	4,798,880	5,001,998	4,823,954	1,168,513	1,244,132

Expenses:
Interest	1,567,369	1,365,490	1,576,664	407,500	334,866
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	47,787	(21,450)	39,926	622	40,066
Depreciation of flight equipment	1,954,883	1,959,448	1,864,730	452,531	490,241
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of	550,034	34,730	—	103,310	353,387
Aircraft impairment charges on flight equipment held for use	948,679	52,938	—	—	—
Flight equipment rent	18,000	18,000	18,000	4,500	4,500
Selling, general and administrative	212,780	196,675	183,356	51,713	35,637
Other expenses	91,216	—	46,557	30,975	84,047

	5,390,748	3,605,831	3,729,233	1,051,151	1,342,744

Income (loss) before income taxes	(591,868)	1,396,167	1,094,721	117,362	(98,612)
Provision (benefit) for income taxes	(208,110)	500,538	391,596	43,641	(35,686)

Net income (loss)	$(383,758)	$895,629	$703,125	$73,721	$(62,926)

Balance Sheet Data (end of period):
Cash and cash equivalents, excluding restricted cash	$3,067,697	$336,911	$2,385,948	$2,155,769	$3,160,280
Flight equipment under operating leases, less accumulated depreciation	38,526,165	43,929,801	43,220,139	38,125,502	43,094,773
Total assets	43,318,846	45,967,042	47,315,514	41,863,056	48,457,320
Total debt, including current portion	27,554,100	29,711,739	32,476,668	26,066,765	32,409,364
Shareholders' equity	8,232,004	8,550,176	7,625,213	8,318,261	8,522,300

	Year Ended December 31,						Three Months Ended March 31,
	2010		2009		2008		2011		2010
	(audited)						(unaudited)
	(dollars in thousands)
Other Financial Data:
Adjusted EBITDA(1)	$4,568,101		$4,787,323		$4,576,041		$1,080,681		$1,203,995
Total debt to Adjusted EBITDA(1)	6.0	x	6.2	x	7.1	x
Total debt to shareholders' equity	3.3	x	3.5	x	4.3	x	3.1	x	3.8	x
Adjusted EBITDA to interest expense(1)	2.9	x	3.5	x	2.9	x	2.7	x	3.6	x
Acquisition of flight equipment under operating leases	$240,320		$2,577,410		$3,236,848		$98,487		$—
Ratio of earnings to fixed charges(2)	(3)		2.00	x	1.66	x	1.28	x		(3)
Ratio of earnings to fixed charges and preferred stock dividends(2)	(3)		2.00	x	1.66	x	1.28	x		(3)
Other Data:
Aircraft lease portfolio at period end:
Owned	933		993		955		933		993
Subject to finance and sales-type leases	4		11		9		4		11
Aircraft sold or remarketed during the period	59		9		11		9		—

(1)
Adjusted EBITDA is defined as net income (loss) plus (i) interest expense, (ii) provision (benefit) for income taxes, (iii) depreciation of flight equipment, (iv) impairments and fair value adjustments on flight equipment to be disposed of and impairments on flight equipment held for use, (v) lease expenses related to aircraft sales and (vi) effect from derivatives, net of change in hedged items due to changes in foreign exchange rates. Adjusted EBITDA is not defined under accounting principles generally accepted in the U.S. ("GAAP") and may not be comparable to similarly titled measures reported by other companies. We have presented Adjusted EBITDA as a measure of our liquidity relating to our operations because it removes the financial impact of certain non-cash items, such as depreciation of flight equipment, and our outstanding indebtedness. We are providing these supplemental, non-GAAP financial measures to investors to enable them to perform additional financial analysis. Management believes that these are important measures in the evaluation of our ability to meet interest payments under our indebtedness and is a measure of the amount of cash available to us. Investors should consider Adjusted EBITDA in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Our Adjusted EBITDA presentation may be different than Adjusted EBITDA presented by other companies. Adjusted EBITDA has limitations as a measure of liquidity in that it does not include the interest expense on our debts, our provision for income taxes, the effect of our expenditures for capital assets, our impairments on flight equipment, our lease expenses related to aircraft sales and the effect from our derivatives.

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, net income (dollars in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2010	2009	2008	2011	2010
Net income (loss)	$(383,758)	$895,629	$703,125	$73,721	$(62,926)
Interest expense	1,567,369	1,365,490	1,576,664	407,500	334,866
Provision (benefit) for income taxes	(208,110)	500,538	391,596	43,641	(35,686)
Depreciation of flight equipment	1,954,883	1,959,448	1,864,730	452,531	490,241
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of	550,034	34,730	—	103,310	353,387
Aircraft impairment charges on flight equipment held for use	948,679	52,938	—	—	—
Lease expenses related to aircraft sales	91,217	—	—	(644)	84,047
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	47,787	(21,450)	39,926	622	40,066

Adjusted EBITDA	$4,568,101	$4,787,323	$4,576,041	$1,080,681	$1,203,995

(2)
Earnings consist of net income before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and interest factor of rents. Preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

(3)
In the twelve months ended December 31, 2010, earnings were insufficient to cover fixed charges by $598.4 million due to non-cash aircraft impairment charges and fair value adjustments aggregating $1.5 billion and lease related charges aggregating $91.2 million. In the three months ended March 31, 2010, earnings were insufficient to cover fixed charges by $100.1 million due to non-cash impairment and lease related charges aggregating $437.4 million.

RISK FACTORS

        Before you decide to invest in the notes, you should be aware that an investment in the notes involves various risks and uncertainties, including those described below, that could have a material adverse effect on our business, financial position, results of operations, cash flows or prospects. We urge you to consider carefully the risk factors described below, together with all of the other information included in, and incorporated by reference into, this prospectus supplement before you decide to invest in the notes. The risks and uncertainties described below and incorporated by reference into this prospectus supplement are not the only ones related to our business, the notes or the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial position, results of operations, cash flows or prospects. The trading price of the notes could decline due to the materialization of any of these risks and uncertainties and you may lose all or part of your investment.

Risks Relating to our Indebtedness and the Notes

Our substantial level of indebtedness could adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes affecting our business and our ability to incur additional indebtedness to fund future needs.

        The aircraft leasing business is capital intensive and we have a substantial amount of indebtedness, which requires significant interest and principal payments. As of March 31, 2011, we had approximately $26.1 billion in principal amount of indebtedness outstanding which includes $9.4 billion of secured indebtedness. As of March 31, 2011, we had approximately $26.1 billion aggregate principal amount of long-term debt outstanding, of which approximately $9.4 billion in aggregate principal amount of secured indebtedness was outstanding. See "Description of Notes—Ranking," "Capitalization" and "Description of Other Indebtedness—Other Secured Financing Arrangements." Our substantial level of indebtedness could have important consequences to holders of the notes, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes, including acquiring new aircraft and exploring business opportunities;

  •
  increasing our vulnerability to adverse economic and industry conditions;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

  •
  limiting our ability to borrow additional funds or refinance our existing indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

        Our ability to make scheduled payments of principal and interest on the notes and to satisfy our obligations in respect of our other indebtedness will depend on, among other things, our future financial and operating performance and our ability to borrow. Prevailing economic and credit market conditions (including interest rates), and financial, business and other factors, many of which are beyond our control, will affect our future operating performance. We may be unable to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

        We have a significant amount of indebtedness maturing in 2011 and 2012, with approximately $5.0 billion (as of March 31, 2011, excluding deferred debt discount) maturing in 2011, and approximately $7.1 billion (as of March 31, 2011, excluding deferred debt discount) maturing in 2012. See "Part I. Item 2. Management's Discussion and Analysis of Financial Condition and Results of

Operations—Debt Financings—Existing Commitments" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, incorporated by reference into this prospectus supplement. We may need to obtain new financing and/or refinance all or a portion of our indebtedness on or before maturity. If we are unable to obtain such financing or refinance our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments. None of these alternatives may be available to us, if at all, on satisfactory terms, on terms that would not be disadvantageous to holders of the notes, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements, including the notes.

The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

        Upon issuance, the notes will not be secured by any of our assets. As a result, our existing and future secured indebtedness will rank effectively senior to the notes to the extent of the value of the assets securing such indebtedness. As of March 31, 2011, we had approximately $26.1 billion aggregate principal amount of long-term debt outstanding, of which approximately $9.4 billion in aggregate principal amount of secured indebtedness was outstanding.

        If we default under any of our existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued and unpaid interest, immediately due and payable. If we are unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. In addition, in the event of any distribution or payment of our assets in any foreclosure, liquidation, reorganization or other bankruptcy proceeding, our secured creditors will have a superior claim to their collateral.

        The notes contain a covenant that provides, subject to certain exceptions, that we must secure the notes equally and ratably with certain other secured indebtedness that we or our restricted subsidiaries issue, assume or guarantee in the event that we issue, assume or guarantee secured indebtedness that exceeds 12.5% of the consolidated net tangible assets, as defined in the indenture, of ILFC as shown on the audited consolidated financial statements of ILFC as of the end of the fiscal year preceding the date of determination. If this covenant is triggered, we would be obligated to secure the notes equally and ratably with such other secured indebtedness. As equally and ratably secured parties, holders of the notes would no longer be effectively subordinated to the other equally and ratably secured holders. However, the value of the collateral securing our obligations to the holders of the notes and our obligations to the other secured holders could be insufficient to repay the holders of the notes and the other secured holders in full. To the extent of any insufficiency in the value of such collateral, holders of the notes would have unsecured claims ranking equally and ratably with unsecured creditors. Our bank credit facilities and indentures also limit our ability to incur secured indebtedness. The most restrictive covenant in our bank credit facilities permits us and our subsidiaries to incur secured indebtedness totaling up to 30% of our consolidated net tangible assets, as defined in the credit agreement, minus $2.0 billion, which limit currently totals approximately $10.0 billion. As of May 9, 2011, we were able to incur an additional $4.8 billion of secured indebtedness under this covenant. Any new issuance of debt by us or our subsidiaries will be subject to the consent of the Department of the Treasury if, after giving effect to the incurrence of the debt and use of proceeds therefrom, we increase our net indebtedness by more than $1 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011. We cannot predict whether the Department of the Treasury would consent to us incurring debt in excess of this amount. Our debt indentures also restrict us and our subsidiaries from incurring secured indebtedness in excess of 12.5% of our consolidated net tangible assets, as defined in the indentures. However, we may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under our indentures by doing so through subsidiaries that qualify as non-restricted under our debt indentures. We cannot predict whether we would be able to obtain any required consents so as to incur additional secured debt. See "—Risks Relating to Our Business—We will require a significant amount of cash to make planned capital expenditures and we may not have adequate capital resources to meet our debt and other obligations as they become due," and "Description of Notes—Certain Covenants—Restrictions on Liens."

Despite our current indebtedness levels, the notes and the indenture governing the notes do not restrict our ability to incur additional unsecured debt, to incur additional secured indebtedness provided we meet certain conditions, or to take other actions that could negatively impact holders of the notes.

        The notes and the indenture governing the notes do not restrict our ability to incur additional unsecured indebtedness. In addition, the notes and the indenture governing the notes allow us to incur secured indebtedness in an amount not to exceed 12.5% of our consolidated net tangible assets, as defined in the indenture. We may also incur secured indebtedness without regard to the 12.5% consolidated net tangible asset limit (but subject to certain other limitations) by doing so through subsidiaries that qualify as non-restricted subsidiaries.

        If we issue other debt in the future, our debt service obligations will increase. The more leveraged we become, the more we, and in turn holders of our notes, will be exposed to certain risks described above under "—Our substantial level of indebtedness could adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes affecting our business and our ability to incur additional indebtedness to fund future needs."

        In addition, the notes and the indenture governing the notes do not require us to achieve or maintain any minimum financial results or ratios with respect to our results of operations or financial position, or restrict us from repurchasing any indebtedness, including subordinated indebtedness, or, subject to certain exceptions, limit our ability to make investments in or transfer assets, including aircraft, to non-restricted subsidiaries.

        Our ability to incur additional indebtedness and take a number of other actions that are not limited by the terms of the notes or the indenture governing the notes could have the effect of diminishing our ability to make payments on the notes when due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our other indebtedness that is not waived by the required holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could leave us unable to pay principal or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal or interest on such indebtedness, or if we otherwise fail to comply with the applicable covenants, including financial and operating covenants, in the agreements governing our other indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be immediately due and payable, together with accrued and unpaid interest, which in turn could trigger cross defaults under other agreements governing our indebtedness. We may not have, and may not be able to obtain, sufficient funds to pay any accelerated amounts, and we could be forced into bankruptcy or liquidation.

The agreements governing certain of our other indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business and therefore could adversely affect our business, financial position, results of operations, cash flows or prospects and adversely affect you, as a holder of the notes.

        The agreements governing certain of our other indebtedness contain covenants that restrict, among other things, our ability to:

  •
  incur debt;

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  encumber our assets;

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  dispose of certain assets;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into sale-leaseback transactions;

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  make equity or debt investments in other parties;

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  enter into transactions with affiliates;

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  make capital expenditures;

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  designate our subsidiaries as unrestricted subsidiaries; and

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  pay dividends and distributions.

These covenants may affect our ability to operate and finance our business as we deem appropriate.

The notes will not be subject to redemption or repurchase upon a change of control.

        The notes will not be subject to redemption or repurchase upon a change of control. If we undergo a change of control, our new controlling shareholders may cause our business to be operated in a different manner and may take our business in new and different directions. In addition, the terms of the instruments governing certain of our other indebtedness, including our bank term loans and revolving credit agreement, provide that a change of control is a default that could potentially trigger an acceleration of the requirement to repay such indebtedness, which, in turn, could also result in an event of default under our other debt agreements, including the indentures. While such an acceleration may trigger an event of default of the notes under the "cross acceleration" event of default provisions of the indenture, you will not have the ability to have your notes redeemed or repurchased solely because there is a change in control.

Claims of holders of the notes will be structurally subordinated to claims of creditors of our subsidiaries.

        The notes will be structurally subordinated to existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, none of which are guaranteeing the notes, and the claims of creditors of our subsidiaries will have priority as to the assets of these subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

        As of March 31, 2011, ILFC, on a stand alone basis, had approximately $31.6 billion in total assets, excluding intercompany receivables, and approximately $29.9 billion of liabilities outstanding.

        In addition, the indenture governing the notes will not contain any limitation on the amount of liabilities that our subsidiaries may incur; nor will it limit restrictions on any subsidiary's ability to pay dividends or make other distributions to ILFC.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for either series of the notes.

        Each series of the notes will be a new issue of securities for which there is no established public market. We do not intend to list either series of the notes on a national securities exchange or to arrange for quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in each series of the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes and may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for either series of the notes. The liquidity of any market for a series of the notes will depend on a number of factors, including:

  •
  the number of holders of such series of notes;

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  our operating performance and financial condition;

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  the prospects for companies in our industry generally;

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  the market for similar securities and the state of credit markets generally;

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  the interest of securities dealers in making a market in such series of the notes; and

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  prevailing interest rates.

The market value of the notes may be subject to substantial volatility.

        Historically, the market for high-yield debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for either series of the notes may not be free from similar disruptions and any such disruptions could adversely affect the prices at which you may sell your notes. As has been evident in connection with the recent turmoil in global financial markets, the entire high-yield debt market can experience sudden and sharp price swings, which can be exacerbated by factors such as (i) large or sustained sales by major investors in high-yield debt, (ii) a default by a high profile issuer or (iii) simply a change in investors' psychology regarding high-yield debt.

        A real or perceived economic downturn or higher interest rates could cause a decline in the market value of the notes. Moreover, if one of the major rating agencies lowers its credit rating on us or either series of the notes, the market value of such series of notes will likely decline.

        Therefore, you may be unable to sell your notes at a particular time or, in the event you are able to sell your notes, that the price that you receive when you sell will be favorable.

The credit ratings assigned to each series of notes may not reflect all risks of an investment in the notes.

        The credit ratings assigned to each series of notes will reflect the rating agencies' assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Holders of the notes may not be able to determine when a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety" has occurred for purposes of the application of the merger covenant in the indenture.

        The merger covenant in the indenture includes a phrase relating to a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety." There is no precise established definition of the phrase "substantially as an entirety" under applicable law. Accordingly, the ability of a holder to determine when a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety" has occurred for purposes of the application of the merger covenant in the indenture may be uncertain.

Risks Relating to Our Business

        Our business is subject to numerous significant risks and uncertainties as described below. Many of these risks are interrelated and occur under similar business and economic conditions, and the occurrence of certain of them may in turn cause the emergence, or exacerbate the effect, of others. Such a combination could materially increase the severity of the impact on us. The numerous risks and uncertainties to which our business is subject are described below and in the sections titled "Part I. Item 3. Quantitative and Qualitative Disclosures About Market Risk" in our Quarterly Report for the quarter ended March 31, 2011, incorporated by reference into this prospectus supplement.

We will require a significant amount of cash to service our indebtedness and make planned capital expenditures and we may not have adequate capital resources to meet our obligations as they become due.

        We borrow funds to purchase new and used flight equipment, make progress payments during aircraft construction and pay off maturing debt obligations. We borrow on both a secured and an unsecured basis from various sources.

        In 2009, we had limited access to our traditional sources of liquidity and we borrowed funds from AIG Funding Inc. ("AIG Funding") to fulfill our liquidity needs, which we repaid in 2010 when we regained access to debt markets. On January 31, 2011, we entered into a new three-year $2.0 billion unsecured revolving credit facility. On March 30, 2011, through a non-restricted subsidiary, we entered into a secured term loan agreement with lender commitments in the amount of approximately $1.3 billion, which was subsequently increased to approximately $1.5 billion. The $1.5 billion becomes available to us as we transfer aircraft into non-restricted subsidiaries, which will guarantee the loan on a secured basis. As of May 9, 2011, we had not drawn on our unsecured revolving credit agreement and no funds had been advanced to the subsidiary borrower under the approximately $1.5 billion secured term loan. We intend to use the proceeds from the secured term loan agreement to prepay a portion of the $1.7 billion outstanding under our credit facility dated as of October 13, 2006, with current maturity dates in October 2011 and 2012.

        Any new issuance of debt by us or our subsidiaries will be subject to the consent of the Department of the Treasury if, after giving effect to the incurrence of the debt and use of proceeds therefrom, we increase our net indebtedness by more than $1 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011. We cannot predict whether the Department of the Treasury would consent to us incurring debt in excess of this amount. Our bank credit facilities and indentures also limit our ability to incur secured indebtedness. The most restrictive covenant in our bank credit facilities permits us and our subsidiaries to incur secured indebtedness totaling up to 30% of our consolidated net tangible assets, as defined in the credit agreement, minus $2.0 billion, which limit currently totals approximately $10.0 billion. As of May 9, 2011, we were able to incur an additional $4.8 billion of secured indebtedness under this covenant. Our debt indentures also restrict us and our subsidiaries from incurring secured indebtedness in excess of 12.5% of our consolidated net tangible assets, as defined in the indentures. However, we may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under our indentures by doing so through subsidiaries that qualify as non-restricted under our debt indentures.

        In addition to addressing our liquidity needs through debt financings, we also pursue potential aircraft sales in connection with our ongoing fleet strategy. During the three months ended March 31, 2011, we sold nine aircraft which generated proceeds of approximately $200 million. In evaluating potential sales, we balance the need for funds with the long-term value of holding aircraft and long-term prospects for us. Furthermore, we would need approval from the Department of the Treasury if we entered into sales transactions with aggregate consideration exceeding $2.5 billion during any twelve-month period. We cannot predict whether the Department of Treasury would consent to any future aircraft sales if their consent were required.

        Because the current market for aircraft is depressed due to the economic downturn and limited availability of buyer financing, sales of aircraft would likely result in a realized loss. The potential for impairment or fair value adjustments could be material to our results of operations for an individual period. The amount of the potential resulting aggregate loss would be dependent upon the specific aircraft sold, the sale price, the sale date and any other sale contingencies.

        We may, or may not, continue to have access to the secured or unsecured debt markets in the future or be able to sell additional aircraft. We believe that our cash on hand, including cash generated from the above-mentioned financing arrangements, and cash flows generated from operations, which include aircraft sales, are sufficient for us to operate our business and repay our maturing debt obligations for the next twelve months. If we are unable to generate or raise sufficient cash, we may be unable to meet our debt obligations as they become due. Further, we may not be able to meet our aircraft purchase commitments as they become due, which could expose us to breach of contract claims by our lessees and manufacturers.

Our ability to access debt markets and other financing sources is, in part, dependent on our credit ratings, and we have experienced multiple downgrades in our credit ratings since September 2008.

        Our ability to access debt markets and other financing sources is, in part, dependent on our credit ratings. In addition to affecting the availability of financing, credit ratings also directly affect our cost of financing. Since September 2008, we have experienced multiple downgrades in our credit ratings by the three major nationally recognized statistical rating organizations. These credit rating downgrades, combined with externally generated volatility, limited our ability to access debt markets and resulted in unattractive funding costs.

        Additionally, our current long-term debt ratings impose the following restrictions under our 2004 Export Credit Agreement ("ECA") facility: (i) we must segregate all security deposits, overhaul rentals and rental payments related to the aircraft financed under our 2004 ECA facility into separate accounts controlled by the security trustee (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt) and (ii) we must file individual mortgages on the aircraft funded under the 2004 ECA facility in the local jurisdictions in which the respective aircraft are registered. At March 31, 2011, we had segregated security deposits, overhaul rentals and rental payments aggregating approximately $355 million related to aircraft funded under the 2004 ECA facility.

        Further ratings downgrades could increase our borrowing costs and limit our access to the debt markets.

Our cost of borrowing can have a material impact on our net income and results of operations.

        We are impacted by fluctuations in interest rates. Our lease rates are generally fixed over the life of the lease. Changes, both increases and decreases, in our cost of borrowing, as reflected in our composite interest rate, directly impact our net income. We manage the interest rate volatility and uncertainty by maintaining a balance between fixed and floating rate debt, through derivative instruments and through varying debt maturities.

        Our cost of borrowing for new financings is increasing due to our long-term debt ratings. The interest rates that we obtain on our debt financing are a result of several components, including credit spreads, swap spreads, duration and new issue premiums. These are all in addition to the underlying Treasury or London Inter Bank Offer Rates ("LIBOR"), as applicable. Volatility in our perceived risk of default, our parent's risk of default or in a market sector's risk of default all have an impact on our cost of funds. A 1% increase in our composite interest rate at March 31, 2011, would have increased our interest expense by approximately $260 million annually, which would put downward pressure on our operating margins.

Our relationship with AIG may affect our ability to operate and finance our business as we deem appropriate and changes with respect to AIG could negatively impact us.

        We are an indirect wholly-owned subsidiary of AIG. Although neither AIG nor any of its subsidiaries is a co-obligor or guarantor of our debt securities, circumstances affecting AIG have an impact on us and we can give no assurance how further changes in circumstances related to AIG may impact us.

        Although we are not a party to the Master Transaction Agreement that AIG entered into on December 8, 2010, with the Department of the Treasury (the "Master Transaction Agreement"), we are a Designated Entity under the agreement, and we and our subsidiaries are restricted from taking certain significant actions without obtaining prior written consent from the Department of the Treasury under the agreement, including:

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  amending or waiving any provisions of our articles of incorporation, bylaws, or similar organizational document in a manner that would adversely affect, in any material respect, the rights of our equity interests;

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  authorizing or issuing any equity interests, unless to AIG, or a wholly-owned subsidiary of AIG;

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  selling or disposing of assets for total consideration greater than or equal to $2.5 billion in any twelve-month period;

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  acquiring assets after December 8, 2010, other than pursuant to existing purchase commitments at such date, with aggregate scheduled payments under the purchase contracts for such assets greater than or equal to $2.5 billion in any twelve-month period;

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  engaging in any public offering or other sale or transfer of our equity interests;

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  voluntarily liquidating, filing for bankruptcy, or taking any other legal action evidencing insolvency; and

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  increasing our net indebtedness by more than $1 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011.

        Additionally, under the Master Transaction Agreement, if AIG has not repaid certain loans to the Department of Treasury by May 1, 2013, the Department of the Treasury may direct AIG to sell certain assets, including shares of ILFC.

        AIG Financial Products Corp. ("AIGFP"), a wholly-owned subsidiary of AIG with an explicit guarantee from AIG, is the counterparty of all our interest rate swaps and foreign currency swaps. If our counterparty is unable to meet its obligations under the derivative contracts, it would have a material impact on our financial results and cash flows.

The loss of key personnel could adversely affect our reputation and relationships with lessees and sellers of aircraft which are a critical element of our business.

        Our senior management's reputation and relationships with lessees and sellers of aircraft are an important element of our business. On March 31, 2011, Alan H. Lund retired as our President and Frederick S. Cromer was promoted to President and Chief Financial Officer effective April 1, 2011. Mr. Lund will serve as a special advisor to the senior executive team through June 2011 and will remain on our board of directors as Vice Chairman. Elias Habayeb was appointed Chief Financial Officer on May 11, 2011. Mr. Habayeb replaced Mr. Cromer as Chief Financial Officer, who will continue to serve as the Company's President. Furthermore, the American Recovery and Reinvestment Act of 2009 (the "Act") imposed restrictions on bonus and other incentive compensation payable to certain AIG employees. Three members of our senior management team are subject to the compensation limitations imposed by the Act. The restrictions and limitations on compensation imposed on us may adversely affect our ability to attract new talent and retain and motivate our existing impacted employees. If we are unable to retain our key employees due to the compensation restrictions or for any other reason, and we fail to attract new talent, it could negatively impact our ability to conduct business.

        Risks affecting the airline industry that adversely affect our customers generally adversely affect us.

        We operate as a supplier and financier to airlines. The risks affecting our airline customers are generally out of our control and impact our customers to varying degrees. As a result, we are indirectly impacted by all the risks facing airlines today. Our ability to succeed is dependent upon the financial strength of our customers. Their ability to compete effectively in the marketplace and manage these risks has a direct impact on us. These risks include:

• demand for air travel	• geopolitical events
• competition between carriers	• security, terrorism and war
• fuel prices and availability	• worldwide health concerns
• labor costs and stoppages	• equity and borrowing capacity
• maintenance costs	• environmental concerns
• employee labor contracts	• government regulation
• air traffic control infrastructure constraints	• interest rates
• airport access	• overcapacity
• insurance costs and coverage	• natural disasters
• heavy reliance on automated systems

        To the extent that our customers are affected by these risk factors, we may experience:

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  lower demand for the aircraft in our fleet and, generally, reduced market lease rates and lease margins;

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  a higher incidence of lessee defaults, lease restructurings and repossessions affecting net income due to maintenance, consulting and legal costs associated with the repossessions, as well as lost revenue for the time the aircraft are off lease and possibly lower lease rates from the new lessees;

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  a higher incidence of situations where we engage in restructuring lease rates for our troubled customers which reduces overall lease revenue;

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  an inability to immediately place new and used aircraft on commercially acceptable terms when they become available through our purchase commitments and regular lease terminations, resulting in lower lease margins due to aircraft not earning revenue and resulting in payments for storage, insurance and maintenance; and

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  a loss if our aircraft is damaged or destroyed by an event specifically excluded from the insurance policy such as dirty bombs, bio-hazardous materials and electromagnetic pulsing.

Our business is adversely affected by lessee non-performance.

        Our business depends on the ability of our airline customers to meet their obligations to us and if their ability materially decreases, it may negatively affect our business, financial condition, results of operations and cash flows, as discussed above in "—Risks affecting the airline industry that adversely affect our customers generally adversely affect us."

        We manage lessee non-performance risk by obtaining security deposits and overhaul rentals as well as continuous monitoring of lessee performance and outlook.

We are dependent on the success of Boeing and Airbus in remaining financially stable, producing aircraft and related components that meet airlines' demands, and fulfilling their contractual obligations to us.

        The supply of jet transport aircraft, which we purchase and lease, is dominated by two airframe manufacturers, Boeing and Airbus, and a limited number of engine manufacturers. As a result, we are dependent on the manufacturers' success in remaining financially stable, producing aircraft and related components, that meet the airlines' demands, in both type and quantity, and fulfilling their contractual obligations to us. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience:

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  missed or late delivery of aircraft ordered by us and an inability to meet our contractual obligations to our customers, resulting in lost or delayed revenues, lower growth rates and strained customer relationships;

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  an inability to acquire aircraft and related components on terms which will allow us to lease those aircraft to customers at a profit, resulting in lower growth rates or a contraction in our fleet;

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  a marketplace with too many aircraft available, creating downward pressure on demand for the aircraft in our fleet and reduced market lease rates; and

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  poor customer support from the manufacturers of aircraft and components resulting in reduced demand for a particular manufacturer's product, creating downward pressure on demand for those aircraft in our fleet and reduced market lease rates for those aircraft.

Aircraft in our fleet that become obsolete will be more difficult to re-lease or sell, along with any aircraft that may be held for sale, could result in declining lease rates, impairment charges and/or losses to aircraft asset value guarantees.

        We bear the risk of re-leasing or selling the aircraft in our fleet that are subject to operating leases at the end of their lease terms. Operating leases bear a greater risk of realizations of residual values, because only a portion of the equipment's value is covered by contractual cash flows at lease inception. In addition to factors linked to the aviation industry in general, other factors that may affect the value and lease rates of our aircraft include (i) maintenance and operating history of the airframe and engines; (ii) the number of operators using the particular type of aircraft; and (iii) aircraft age. If both demand for aircraft and market lease rates decrease and the conditions continue for an extended period, they could affect the market value of aircraft in our fleet and may result in impairment charges. During the three months ended March 31, 2011, we recorded net impairment charges aggregating $103.3 million related to aircraft we sold, held for sale, had agreed to sell or designated for part-out. See Note E of Notes to Condensed, Consolidated Financial Statements in our consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, incorporated by reference into this prospectus supplement. Further, deterioration of aircraft values may create losses related to our aircraft asset value guarantees.

        Aircraft are long-lived assets requiring long lead times to develop and manufacture. As a result, aircraft of a particular model and type tend to become obsolete and less in demand over time, as newer more advanced and efficient aircraft are manufactured. This life cycle, however, can be shortened by world events, government regulation or customer preferences. As aircraft in our fleet approach obsolescence, demand for that particular model and type will decrease. This may result in declining lease rates, impairment charges or losses related to aircraft asset value guarantees.

        In 2010 we recorded impairment charges on certain aircraft types due to unfavorable trends affecting the airline industry in general and specific models of aircraft, including the potential for lower demand for certain aircraft models as a result of the announcement from Airbus of new, efficient engine options for its future narrow body aircraft.

We may be impacted by legislation relating to climate change controls and greenhouse gas emissions.

        Aircraft emissions of greenhouse gases vary with aircraft type and age. In response to climate change, if any, worldwide government bodies may impose future restrictions or financial penalties on operations of aircraft with high emissions. It is unclear what effect, if any, such regulations will have on our operations.

Because we have a significant amount of debt denominated in foreign currencies, we are exposed to foreign currency risk.

        We are exposed to foreign currency risk through the issuance of debt denominated in foreign currencies and through leases negotiated in Euros. We reduce the foreign currency risk by negotiating the majority of our leases in U.S. dollars and by hedging all the foreign currency denominated debt through derivative instruments. If the Euro exchange rate to the U.S. dollar deteriorates, we will record less lease revenue on lease payments received in Euros.

The manner in which we report our lease revenue may be significantly impacted by a proposed new standard for lease accounting.

        In August 2010, the FASB issued an Exposure Draft that proposes substantial changes to existing lease accounting that will affect all lease arrangements. The FASB's proposal requires that all leases be recorded on the statement of financial position of both lessees and lessors.

        Under the proposed accounting model, lessees will be required to record an asset representing the right-to-use the leased item for the lease term ("Right-of-Use Asset") and a liability to make lease payments. The Right-of-Use asset and liability incorporate the rights, including renewal options, and obligations, including contingent payments and termination payments, arising under the lease and are based on the lessee's assessment of expected payments to be made over the lease term. The proposed model requires measuring these amounts at the present value of the future expected payments.

        Under the proposed accounting model, lessors will apply one of two approaches to each lease based on whether the lessor retains exposure to significant risks or benefits associated with the underlying asset, as defined. The performance obligation approach will be applied when the lessor has retained exposure to significant risks or benefits associated with the underlying lease, and the de-recognition approach will apply when the lessor does not retain significant risks or benefits associated with the underlying asset.

        The comment period for this proposal ended in December 2010 and the FASB intends to issue a final standard in 2011. The proposal does not include a proposed effective date; rather it is expected to be considered as part of the evaluation of the effective dates for the major projects currently undertaken by the FASB. The FASB continues to deliberate on the proposed accounting as presented in the Exposure Draft. In subsequent meetings in January and February 2011, the FASB discussed and agreed to make substantial revisions to the proposed accounting in the Exposure Draft. These affect both lessees and lessors. As a result, currently management is unable to assess the effects the adoption of the new finalized lease standard will have on our financial statements. Although we believe the presentation of our financial statements, and those of our lessees, could change, we do not believe the accounting pronouncement will change the fundamental economic reasons for which the airlines lease aircraft. Therefore, we do not believe it will have a material impact on our business.

We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes.

        We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes. If we are unable to execute our business in jurisdictions with preferential tax treatment, our operations may be subject to significant income and other taxes.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $            , after deducting fees, underwriters' discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to purchase notes validly tendered and accepted in our recently announced Tender Offers to purchase, for up to $750,000,000 cash consideration, various series of our outstanding debt securities. The Tender Offers are conditioned upon the satisfaction or waiver of certain conditions, including (i) the completion by us of the issuance of the notes offered hereby and (ii) specified other conditions. This offering, however, is not conditioned upon the completion of our Tender Offers. We may use any remaining net proceeds from this offering for general corporate purposes, including the repayment of existing indebtedness. Pending application of the net proceeds as described above, we may initially invest the proceeds in short-term securities.

        We cannot assure you that we will be successful in consummating our Tender Offers, which are conditioned upon the consummation of this offering. In addition, we cannot assure you that any of the outstanding notes will be tendered and accepted for purchase pursuant to our Tender Offers. To the extent the Tender Offers are not consummated, we will use the net proceeds from this offering for general corporate purposes, including the repayment of existing indebtedness.

        Pursuant to the Tender Offers, we commenced offers to purchase for cash: (i) any and all of the Any and All Notes and (ii) up to the Maximum Tender Amount of the Maximum Tender Notes. The "Maximum Tender Amount" is the aggregate amount of Maximum Tender Notes such that the total consideration paid for the Maximum Tender Notes is equal to $750,000,000 less the consideration, including early tender payments, paid for the Any and All Notes tendered and accepted for purchase.

        As of the date of this prospectus supplement, we had the following amounts of Any and All Notes and Maximum Tender Notes outstanding:

Tranche of Notes	Aggregate Principal Amount Outstanding	Maturity
Any and All Notes
4.750% Notes	$500 million	January 2012
Maximum Tender Notes
5.400% Notes	$750 million	February 2012
5.350% Notes	$600 million	March 2012
5.300% Notes	$850 million	May 2012
5.550% Notes	$300 million	September 2012
5.000% Notes	$300 million	September 2012
5.250% Notes	$300 million	January 2013
6.375% Notes	$1.0 billion	March 2013
5.875% Notes	$600 million	May 2013
5.625% Notes	$850 million	September 2013
6.625% Notes	$750 million	November 2013

        Certain of the underwriters or their affiliates are holders of the notes being tendered in the Tender Offers, and to the extent such notes are being retired, redeemed or repurchased by us in connection with this offering, such underwriters or their affiliates would receive a portion of the proceeds of this offering.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of March 31, 2011 on:

  •
  a historical basis;

  •
  an as adjusted basis to give effect to the issuance of the notes from this offering after deducting fees, underwriters' discounts and estimated expenses payable by us.

        The net proceeds of this offering will be used to fund the Tender Offers. The As Adjusted column does not give effect to the application of the net proceeds to fund the Tender Offers. As of the date of this prospectus supplement, we do not know the amount of notes that will be tendered and accepted for purchase in the Tender Offers. The information presented in the table below should be read in conjunction with "Use of Proceeds" and "Description of Other Indebtedness" as well as the consolidated historical financial statements and the notes thereto incorporated in this prospectus supplement by reference.

	As of March 31, 2011
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents, excluding restricted cash	$2,155,769	$

Long-term debt, including current portion:
Secured
Secured Notes	$3,900,000		$3,900,000
ECA financings	2,626,088		2,626,088
Secured bank debt(1)	1,465,400		1,465,400
Other secured financings(2)	1,431,903		1,431,903
Less: Deferred debt discount	(21,112)		(21,112)
Unsecured
Notes offered hereby(3)	—
Bonds and medium-term notes(4)	15,475,569		15,475,569
Bank debt(1)	234,600		234,600
Subordinated debt	1,000,000		1,000,000
Less: Deferred debt discount	(45,683)		(45,683)

Total long-term debt, including current portion	26,066,765

Total shareholders' equity	8,318,261		8,318,261

Total capitalization	$34,385,026	$

(1)
On April 16, 2010, we entered into an amendment to our credit facility dated October 13, 2006. Upon effectiveness of this amendment, approximately $2.2 billion of the $2.5 billion of our previously unsecured bank debt became secured by the equity interests in certain of our non-restricted subsidiaries, of which approximately $1.5 billion remained outstanding at March 31, 2011. Those subsidiaries hold a pool of aircraft with an appraised value of at least 133% of the principal amount of the outstanding loans. See "Description of Other Indebtedness—Secured Bank Debt."

(2)
Of this amount, $109.6 million is non-recourse to ILFC. These secured financings were incurred by variable interest entities and consolidated into our condensed, consolidated financial statements. See "Description of Other Indebtedness—Other Secured Financing Arrangements."

(3)
The 2016 and 2019 notes offered hereby may be offered at a discount.

(4)
Includes the Any and All Notes and the Maximum Tender Notes, which are each subject to the Tender Offers. See "Description of Other Indebtedness—Unsecured Bonds and Medium-Term Notes."

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary description of our outstanding indebtedness other than the notes. This summary is not a description of all of the terms of such indebtedness. For additional detail on our outstanding indebtedness, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which is incorporated by reference into this prospectus supplement.

Senior Secured Notes

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their related leases and certain cash collateral. In addition, two of ILFC's subsidiaries, which either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notification between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture governing the senior secured notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of assets; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (v) make investments in or transfer assets to non-restricted subsidiaries; and (vi) consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

Export Credit Agreement ("ECA") Facilities

        We entered into ECA facility agreements in 1999 and 2004 through certain direct and indirect wholly-owned subsidiaries that have been designated as non-restricted subsidiaries under our indentures. The 1999 and 2004 ECA facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility and we had no loans outstanding under the 1999 ECA facility as of March 31, 2011. The loans made under the ECA facilities were used to fund a portion of each aircraft's net purchase price. The loans are guaranteed by various European ECAs. We have collateralized the debt with pledges of the shares of wholly-owned subsidiaries that hold title to the aircraft financed under the facilities.

        In January 1999, we entered into the 1999 ECA facility and used amounts borrowed under this facility to finance purchases of 62 Airbus aircraft through 2001. At March 31, 2011, all loans under the facility had been paid in full. The facility is, however, party to a cross-collateralization agreement relating to the 2004 ECA facility, as further discussed below. The net book value of the aircraft used as collateral under this facility was $1.6 billion at March 31, 2011.

        In May 2004, we entered into the 2004 ECA facility, which was amended in May 2009 to allow us to borrow up to $4.6 billion for the purchase of Airbus aircraft delivered through June 30, 2010. We used $4.3 billion of the available amount to finance purchases of 76 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan. As of March 31, 2011, approximately $2.6 billion was outstanding under this facility. The interest rates on the loans outstanding under the facility are either fixed or based on LIBOR and ranged from 0.42% to 4.71% at March 31, 2011. The net book value of the aircraft purchased under this facility was $4.2 billion at March 31, 2011.

        Our current long-term debt ratings require us to segregate security deposits, overhaul rentals and rental payments received for aircraft with loan balances outstanding under the 2004 ECA facility (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt under the 2004 ECA facility). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the facility. In addition, we must register the existing individual mortgages on certain aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered (mortgages are only required to be filed on aircraft with loan balances outstanding or otherwise as agreed in connection with the cross-collateralization agreement as described below). At March 31, 2011, we had segregated security deposits, overhaul rentals and rental payments aggregating approximately $355 million related to aircraft funded under the 2004 ECA facility. The segregated amounts will fluctuate with changes in security deposits, overhaul rentals, rental payments and debt maturities related to the aircraft funded under the 2004 facility.

        During the first quarter of 2010, we entered into agreements to cross-collateralize the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization we (i) guaranteed the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under our 1999 ECA facility; (ii) agreed to grant mortgages over certain aircraft financed under the 1999 ECA facility and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) accepted a loan-to-value ratio (aggregating the loans and aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than 50%, in order to release liens (including the liens incurred under the cross-collateralization agreement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to allow proceeds generated from certain disposals of aircraft to be applied to obligations under the 2004 ECA facility. As of March 31, 2011, there were no outstanding obligations under the 1999 facility.

        We also agreed to additional restrictive covenants relating to the 2004 ECA facility, restricting us from (i) paying dividends on our capital stock with the proceeds of asset sales and (ii) selling or transferring aircraft with an aggregate net book value exceeding a certain disposition amount, which is currently approximately $10.4 billion. The disposition amount will be reduced by approximately $91.4 million at the end of each calendar quarter during the effective period. The covenants are in effect from the date of the agreement until December 31, 2012. A breach of these restrictive covenants would result in a termination event for the ten loans funded subsequent to the date of the agreement and would make those loans, which aggregated $295.4 million at March 31, 2011, due in full at the time of such a termination event.

        In addition, if a termination event resulting in an acceleration of the obligations under the 2004 ECA facility were to occur, pursuant to the cross-collateralization agreement, we would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, even though those aircraft are no longer subject to a loan at March 31, 2011.

Secured Bank Debt

        We have a credit facility, dated October 13, 2006, as amended, under which the original maximum amount available was $2.5 billion. We repaid $800 million aggregate principal amount of loans outstanding under this facility in the fourth quarter of 2010 and the amended facility prohibits us from re-borrowing amounts repaid under this facility. Therefore, the current size of the facility is $1.7 billion.

As of March 31, 2011, we had secured loans of $1.465 billion outstanding under the facility, all of which will mature in October 2012. The interest on the secured loans is based on LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding principal balance. The remaining $235 million outstanding under the facility consists of unsecured loans that will mature on their originally scheduled maturity date in October 2011, with a LIBOR based interest rate equal to 0.96% at March 31, 2011.

        The collateralization requirement under the amended facility provides that the $1.465 billion of secured loans must be secured by a lien on the equity interests of certain of ILFC's non-restricted subsidiaries that own aircraft with aggregate appraised values of originally not less than 133% of the outstanding principal amount (the "Required Collateral Amount"). The credit facility includes an ongoing requirement, tested periodically, that the appraised value of the eligible aircraft owned by the pledged subsidiaries must be equal to or greater than 100% of the Required Collateral Amount. This ongoing requirement is subject to the right to transfer additional eligible aircraft to the pledged subsidiaries or ratably prepay the loans. We also guarantee the secured loans through certain other subsidiaries.

        The credit facility also contains financial and restrictive covenants that (i) limit our ability to incur indebtedness, (ii) restrict certain payments, liens and sales of assets by us, and (iii) require us to maintain a fixed charge coverage ratio and consolidated tangible net worth in excess of certain minimum levels.

        We intend to use the proceeds from the secured term loan agreement entered into on March 30, 2011 as described in more detail below under "—Other Secured Financing Arrangements," to prepay a portion of the amounts outstanding under this credit facility.

Other Secured Financing Arrangements

        In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. ILFC acts as servicer of the lease for the entity. The $106.0 million loan has two tranches. The first tranche is $82.0 million, fully amortizes over the lease term, and is non-recourse to ILFC. The second tranche is $24.0 million, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches of the loan are secured by the aircraft and the lease receivables. Both tranches mature in May 2018 with interest rates based on LIBOR. At March 31, 2011, the interest rates on the $82.0 million and $24.0 million tranches were 3.41% and 5.11%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At March 31, 2011, $86.7 million was outstanding under the two tranches and the net book value of the aircraft was $135.9 million.

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Half of the original loan amortizes over five years and the remaining $27.7 million is due in 2014. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At March 31, 2011, $45.2 million was outstanding and the net book value of the aircraft was $90.6 million.

        On March 17, 2010, we entered into a $750 million term loan agreement secured by 43 aircraft and all related equipment and leases. The aircraft had an average appraised base market value of approximately $1.3 billion, for an initial loan-to-value ratio of approximately 56%. The loan matures on March 17, 2015, and bears interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization, but we can voluntarily prepay the loan at any time. On March 17, 2010, we also entered into an additional term loan agreement of $550 million through a newly formed non-restricted subsidiary. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain non-restricted subsidiaries of ILFC that hold title to 37 aircraft. The aircraft had an average appraised base market value of approximately $969 million, for an initial loan-to-value ratio of approximately 57%. The loan matures on March 17, 2016, and bears interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization. The proceeds from this loan are restricted from use in our operations until we transfer the related collateral to the non-restricted subsidiaries. At March 31, 2011, approximately $47 million of the proceeds remained restricted. We can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to March 17, 2012. Both loans require a loan-to-value ratio of no more than 63%. The loans also contain customary covenants and events of default, including limitations on the ability of us and our subsidiaries, as applicable, to create liens; incur additional indebtedness; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and enter into transactions with affiliates.

        On March 30, 2011, one of our non-restricted subsidiaries entered into a secured term loan agreement with lender commitments in the amount of $1.3245 billion, which was subsequently increased to $1.5245 billion. The loan matures on March 30, 2018, with scheduled principal payments commencing in June 2012, and bears interest at LIBOR plus a margin of 2.75%, or, if applicable, a base rate plus a margin of 1.75%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly-owned subsidiaries of the subsidiary borrower. The security granted initially includes a portfolio of 54 aircraft, together with attached leases and all related equipment, with an average appraised base market value of approximately $2.4 billion as of January 1, 2011, which equals an initial loan-to-value ratio of approximately 65%, and the equity interests in certain special purpose subsidiaries of the subsidiary borrower ("SPEs") that will own the aircraft and related equipment and leases that are pledged as security for the loans. The proceeds of the loan will be made available to the subsidiary borrower as aircraft are transferred to the SPEs, at an advance rate equal to 65% of the initial appraised value of the aircraft transferred to the SPEs. The subsidiary borrower will be required to maintain compliance with a maximum loan-to-value ratio, which varies over time, as set forth in the term loan agreement. If the subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to either prepay portions of the outstanding loans or transfer additional aircraft to SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio. We can voluntarily prepay the loan at any time, subject to a 2% prepayment penalty prior to March 30, 2012, and a 1% prepayment penalty between March 30, 2012 and March 30, 2013. The loan facility contains customary covenants and events of default, including covenants that limit the ability of the subsidiary borrower and its subsidiaries to (i) incur additional indebtedness; (ii) create liens; (iii) consolidate, merge or dispose of all or substantially all of their assets; and (iv) enter into transactions with affiliates.

Unsecured Bonds and Medium-Term Notes

        Automatic Shelf Registration:    We have an effective automatic shelf registration statement filed with the SEC. As a result of our WKSI status, we have an unlimited amount of debt securities registered for sale.

        Pursuant to our automatic shelf registration: (i) on August 20, 2010, we issued $500 million of 8.875% notes due 2017 and (ii) on December 7, 2010, we issued $1.0 billion of 8.25% notes due 2020. At March 31, 2011, we also had $8.7 billion of public bonds and medium-term notes outstanding, with interest rates ranging from 0.62% to 7.50%, which we had issued in prior years under previous registration statements.

        Euro Medium-Term Note Programme:    We have a $7.0 billion Euro Medium-Term Note Programme, under which we had approximately $1.2 billion of Euro denominated notes outstanding at March 31, 2011. The notes mature on August 15, 2011, and bear interest based on Euribor with a spread of 0.375%. The Programme is perpetual. As a bond issue matures, the principal amount of that bond becomes available for new issuances under the Programme. We have eliminated the currency exposure arising from the notes by hedging the notes into U.S. dollars and fixing the interest rates at a range of 5.355% to 5.367%. We translate the debt into U.S. dollars using current exchange rates prevailing at the balance sheet date. The foreign exchange adjustment for the foreign currency denominated notes was $249.5 million and $165.4 million at March 31, 2011 and December 31, 2010, respectively.

        Other Senior Notes:    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements.

        The indenture governing the notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

Unsecured Bank Debt

        On January 31, 2011, we entered into a new $2.0 billion unsecured three-year revolving credit facility with a group of 11 banks that will expire on January 31, 2014. This revolving credit facility provides for interest rates based on either a base rate or LIBOR plus an applicable margin determined by a ratings-based pricing grid. The credit agreement contains customary events of default and restrictive financial covenants that require us to maintain a minimum fixed charge coverage ratio, a minimum consolidated tangible net worth and a maximum ratio of consolidated debt to consolidated tangible net worth. No amounts were outstanding under this revolving facility as of March 31, 2011 or May 9, 2011.

        As of March 31, 2011, $234.6 million of unsecured loans were outstanding under our credit agreement dated as of October 13, 2006. These loans remain unsecured and mature in October 2011 on the original maturity date for this credit facility. The interest on the loans is LIBOR based and was 0.96% at March 31, 2011. The remaining outstanding loans under the agreement, as amended, are secured. See "—Secured Bank Debt" above.

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600 million tranche had a call option date of December 21, 2010, and the $400 million tranche has a call option date of December 21, 2015. We did not exercise the call option at December 21, 2010, and the interest rate on the $600 million tranche changed from a fixed interest rate of 5.90% to a floating rate with an initial credit spread of 1.55% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest will reset quarterly and at March 31, 2011, the interest rate was 5.97%. The $400 million tranche has a fixed interest rate of 6.25% until the 2015 call option date, and if we do not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on the initial credit spread of 1.80% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If we choose to redeem the $600 million tranche, we must pay 100% of the principal amount of the bonds being redeemed, plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

Derivatives

        We employ derivative products to manage our exposure to interest rates risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. These derivative products include interest rate swap agreements, foreign currency swap agreements and interest rate cap agreements. At March 31, 2011, all our interest rate swap and foreign currency swap agreements were designated as and accounted for as cash flow hedges and we had not designated our interest rate cap agreements as hedges.

        When interest rate and foreign currency swaps are effective as cash flow hedges, they offset the variability of expected future cash flows, both economically and for financial reporting purposes. We have historically used such instruments to effectively mitigate foreign currency and interest rate risks. The effect of our ability to apply hedge accounting for the swap agreements is that changes in their fair values are recorded in OCI instead of in earnings for each reporting period. As a result, reported net income will not be directly influenced by changes in interest rates and currency rates.

        The counterparty to our interest rate swaps and foreign currency swaps is AIGFP, a non-subsidiary affiliate. The swap agreements are subject to a bilateral security agreement and a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Failure of the counterparty to perform under the derivative contracts would have a material impact on our results of operations and cash flows. The counterparty to our interest rate cap agreements is an independent third party with whom we do not have a master netting agreement.

DESCRIPTION OF NOTES

General

        ILFC will issue        % Senior Notes due 2016 (the "2016 notes") and        % Senior Notes due 2019 (the "2019 notes" and, together with the 2016 notes, the "notes") under an indenture dated as of August 1, 2006, as supplemented by the first supplemental indenture dated as of August 20, 2010, the second supplemental indenture dated as of December 7, 2010 and the third supplemental indenture to be entered into on or prior to the date of closing (the "indenture") between ILFC and Deutsche Bank Trust Company Americas, as trustee, paying agent, security registrar and authentication agent (the "Trustee"). The terms of the 2016 notes and the 2019 notes will be identical, except as set forth in this offering memorandum. The 2016 notes and 2019 notes will each constitute a separate series of notes under the indenture but will vote together as a single group as described below under "—Amendment, Supplement and Waiver of the Indenture." Each such series will be separate from any other series of debt securities (together with the notes, the "Debt Securities") that may be issued from time to time in the future under the indenture. The indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued in one or more series, in each case as authorized from time to time by ILFC. Any series of Debt Securities, including either series of the notes, may be reopened, and additional Debt Securities of such series may be issued.

        The following description is a summary of certain provisions of the indenture and the notes. It does not restate the indenture or the notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the indenture at ILFC's address set forth under "Incorporation of Certain Information by Reference."

        The notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under "Book-Entry; Delivery and Form."

Principal Amount; Maturity and Interest

        ILFC will issue the 2016 notes in an initial aggregate principal amount of $       million. The 2016 notes will mature on                        , 2016.

        ILFC will issue the 2019 notes in an initial aggregate principal amount of $       million. The 2019 notes will mature on                        , 2019.

        The notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

        The 2016 notes will bear interest at a rate of        % per year and will be payable semi-annually, in cash in arrears, on                        and                         of each year, beginning on                        , 2011, to the persons in whose name the 2016 notes are registered at the close of business on the immediately preceding                        and                         , respectively. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The 2019 notes will bear interest at a rate of        % per year and will be payable semi-annually, in cash in arrears, on                        and                         of each year, beginning on                        , 2011, to the persons in whose name the 2019 notes are registered at the close of business on the immediately preceding                        and                         , respectively. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        Interest on the notes will accrue from and including the date the notes are issued (the "issue date") or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for to but excluding the relevant interest payment date.

        If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

Ranking

        The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of ILFC, including all Debt Securities, and senior in right of payment to existing and future indebtedness of ILFC that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of ILFC to the extent of the value of the assets securing such debt. As of March 31, 2011, we had approximately $26.1 billion aggregate principal amount of long-term debt outstanding, of which approximately $9.4 billion in aggregate principal amount of secured indebtedness was outstanding. See "Description of Other Indebtedness—Other Secured Financing Arrangements."

        The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of ILFC. As of March 31, 2011, ILFC, on a stand alone basis, had approximately $31.6 billion in total assets, excluding intercompany receivables, and approximately $29.9 billion of liabilities outstanding.

        The notes will be unsecured and will not be guaranteed by our parent, any of our subsidiaries or any third party.

Redemption

        The notes are not subject to redemption prior to their stated maturity, and there is no sinking fund for the notes.

Certain Covenants

        The following is a summary of the covenants included in the indenture. Other than restrictions described below, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving ILFC or in the event of a decline in its credit rating as the result of a change of control, takeover, recapitalization, highly leveraged transaction or similar restructuring involving ILFC that could adversely affect such holders.

Restrictions on Liens

        The indenture provides that ILFC will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage (as defined under the heading "Certain Definitions" below), upon any property of ILFC or any Restricted Subsidiary, or upon any shares of stock of any Restricted Subsidiary, without in any such case effectively providing, concurrently with the issuance, assumption or guaranty of any such indebtedness for borrowed money, that the notes (together with, any other Debt Securities outstanding under the indenture, and if ILFC shall so determine, any other indebtedness of ILFC or such Restricted Subsidiary ranking equally with the notes then existing or thereafter created) shall be secured equally and ratably with such indebtedness for borrowed money; provided, however, that the foregoing restrictions shall not apply to:

          (1)   mortgages existing on August 1, 2006;

          (2)   mortgages to secure the payment of all or part of the purchase price of such property (other than property acquired for lease to a Person other than ILFC or a Restricted Subsidiary) upon the acquisition of such property by ILFC or a Restricted Subsidiary or to secure any indebtedness for borrowed money incurred or guaranteed by ILFC or a Restricted Subsidiary prior to, at the time of, or within 60 days after the later of the acquisition, completion of construction or commencement of full operation of such property, which indebtedness for borrowed money is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the mortgage shall not apply to any property theretofore owned by ILFC or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

          (3)   mortgages on the property of a Restricted Subsidiary on the date it became a Restricted Subsidiary;

          (4)   mortgages securing indebtedness for borrowed money of a Restricted Subsidiary owing to ILFC or to another Restricted Subsidiary;

          (5)   mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with ILFC or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or firm as an entirety or substantially as an entirety by ILFC or a Restricted Subsidiary;

          (6)   any replacement or successive replacement in whole or in part of any mortgage referred to in the foregoing clauses (1) to (5), inclusive; provided, however, that the principal amount of the indebtedness for borrowed money secured by the mortgage shall not be increased and the principal repayment schedule and maturity of such indebtedness shall not be extended and (A) such replacement shall be limited to all or a part of the property which secured the mortgage so replaced (plus improvements and construction on such property), or (B) if the property which secured the mortgage so replaced has been destroyed, condemned or damaged and pursuant to the terms of the mortgage other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;

          (7)   liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against ILFC or any Restricted Subsidiary with respect to which ILFC or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review; or liens incurred by ILFC or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which ILFC or such Restricted Subsidiary is a party; or

          (8)   liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens or charges incidental to the conduct of the business of ILFC or any Restricted Subsidiary or the ownership of the property and assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of ILFC, materially impair the use of such property in the operation of the business of ILFC or such Restricted Subsidiary or the value of such property for the purposes of such business.

        Notwithstanding the foregoing provisions, ILFC and any one or more Restricted Subsidiaries may issue, assume or guarantee indebtedness for borrowed money secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all the other outstanding indebtedness for borrowed money of ILFC and its Restricted Subsidiaries secured by mortgages which is not listed in clauses (1) through (8) above, does not at the time exceed 12.5% of the Consolidated Net Tangible Assets of ILFC as shown on the audited consolidated financial statements of ILFC as of the end of the fiscal year preceding the date of determination.

Restrictions as to Dividends and Certain Other Payments

        The indenture provides that no dividend whatever shall be paid or declared nor shall any distributions be made on any capital stock of ILFC (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of ILFC), nor shall any payment be made by ILFC or any Restricted Subsidiary to acquire or retire shares of such stock, at a time when an Event of Default as defined under clauses (1), (2) or (3) under the caption "—Events of Default" has occurred and is continuing.

Restrictions on Permitting Restricted Subsidiaries to Become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to Become Restricted Subsidiaries

        ILFC will not permit any Restricted Subsidiary to be designated as or otherwise to become a Non-Restricted Subsidiary unless immediately after such Restricted Subsidiary becomes a Non-Restricted Subsidiary, it will not own, directly or indirectly, any capital stock or indebtedness of any Restricted Subsidiary.

        ILFC will not permit any Non-Restricted Subsidiary to be designated as or otherwise to become a Restricted Subsidiary unless:

          (1)   such Non-Restricted Subsidiary is not a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America, its territories and possessions and Puerto Rico; and

          (2)   immediately thereafter, such Subsidiary has outstanding no mortgages in respect of any of its assets except as would have been permitted by the covenant described under the caption "—Certain Covenants—Restrictions on Liens" above had such mortgages been incurred immediately thereafter.

        Promptly after the adoption of any resolution by the Board of Directors designating a Restricted Subsidiary as a Non-Restricted Subsidiary or a Non-Restricted Subsidiary as a Restricted Subsidiary, ILFC shall file a certified copy thereof with the Trustee, together with an officers' certificate as required by the terms of the indenture.

Restrictions on Investments in Non-Restricted Subsidiaries

        ILFC will not, nor will it permit any Restricted Subsidiary to, make any investment in, or transfer any assets to, a Non-Restricted Subsidiary if immediately thereafter ILFC would be in breach of or in default in the performance of any of its covenants or warranties contained in the indenture.

SEC Reports and Reports to Holders

        ILFC will be required to file with the Trustee within 15 days after ILFC is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which ILFC may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if ILFC is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, ILFC will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by ILFC with the conditions and covenants provided for in the indenture as may be required from time to time by such rules and regulations.

Merger and Sale of Assets

        The indenture provides that ILFC shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and ILFC shall not permit any Person to consolidate with or merge into ILFC or convey, transfer or lease its properties and assets substantially as an entirety to ILFC, unless the following conditions are satisfied:

          (1)   the Person formed by such consolidation or merger or to which such assets or properties are conveyed, transferred or leased substantially as an entirety, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes the obligations of ILFC under the indenture;

          (2)   immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

          (3)   if, as a result of such consolidation, merger, conveyance, transfer or lease, the property or assets of ILFC become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, ILFC or such Person will have taken appropriate steps to secure the notes (and any other Debt Securities outstanding under the indenture) equally and ratably with the indebtedness secured thereby.

        Upon such consolidation, merger, conveyance, transfer or lease, the successor Person shall be substituted for ILFC under the indenture and, except in the case of a lease, ILFC will be relieved of all obligations under the indenture.

Events of Default

        The indenture defines an Event of Default with respect to each series of the notes as being any one of the following occurrences:

          (1)   default in the payment of any installment of interest upon such series of the notes when it becomes due and payable, and continuance of such default for a period of 30 days or more; or

          (2)   default in the payment of all or any part of the principal of such series of the notes when it becomes due and payable at its Maturity; or

          (3)   default in the performance, or breach, of any other covenant or warranty of ILFC in the indenture applicable to such series of the notes or the notes of such series, and continuance of such default or breach for a period of 60 days after notice to ILFC by the Trustee, or to ILFC and the Trustee by the holders of at least 25% in principal amount of such series of notes at the time Outstanding; or

          (4)   default under any mortgage, indenture (including the indenture governing the notes) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of ILFC or any Restricted Subsidiary now existing or created after the issue date of the notes, which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given a notice to ILFC by the Trustee, or to ILFC and the Trustee by the holders of at least 25% in principal amount of such series of notes at the time Outstanding; or

          (5)   certain events in bankruptcy, insolvency, reorganization, receivership, or liquidation, whether voluntary or involuntary.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of such series of the notes at the time Outstanding may declare such series of notes to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of such series of the notes at the time Outstanding.

        The holder of any note will not have any right to institute any proceeding with respect to the indenture or remedies thereunder, unless:

          (1)   such holder previously gives the Trustee written notice of an Event of Default with respect to its series of notes that is continuing;

          (2)   the holders of not less than 25% in principal amount of such series of Outstanding notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee reasonable indemnity to institute such proceeding as Trustee; and

          (3)   the Trustee shall have failed to institute such proceeding for 60 days after its receipt of such notice and the Trustee has not been given inconsistent direction during such 60-day period by holders of a majority in principal amount of such series of notes at the time Outstanding.

        However, the right of any holder of any note to institute suit for enforcement of any payment of principal and interest on any note on or after the applicable due date, may not be impaired or affected without such holder's consent.

        The holders of a majority in principal amount of such series of Outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to such series of the notes. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of the notes notice of any continuing default (except a default in payment of principal or interest), if it determines that withholding notice is in their interests.

        ILFC is required under the indenture to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether it is in default under the indenture and, if it is in default, specifying all such defaults and the nature and status thereof.

Amendment, Supplement and Waiver of the Indenture

        The indenture contains provisions permitting ILFC and the Trustee to amend or supplement the indenture with the consent of the holders of a majority in principal amount of the Outstanding notes voting as a single group; provided that any amendment or supplement that affects the terms of any series of notes as distinct from any other series of notes shall require the consent of the holders of a majority in principal amount of the Outstanding notes of such series. Any past default by ILFC in respect of any series of notes and its consequences may be waived with the consent of the holders of a majority in principal amount of the Outstanding notes of such series. However, ILFC will not be permitted to enter into any amendment, supplement or waiver without the consent of the holders of all affected notes if the amendment, supplement or waiver would:

          (1)   change the stated maturity of the principal of or any installment of principal or interest on any note;

          (2)   reduce the principal amount payable of, or the rate of interest on, any note;

          (3)   adversely affect any right of repayment at the option of the holder of any note;

          (4)   make any note payable in a currency other than U.S. dollars;

          (5)   impair the right of the holders of the notes to institute suit for the enforcement of any payment on or after the stated maturity thereof;

          (6)   reduce the percentage in principal amount of outstanding notes (or outstanding notes of a series) whose holders must consent to any amendment, supplement or waiver;

          (7)   amend, change or modify any provision of the indenture affecting the ranking of the notes of a series in a manner adverse to the holders of such notes; or

          (8)   modify certain provisions in the indenture with respect to the notes providing for the amendment, supplement or waiver that specify percentage necessary to take such actions, except to increase such percentage.

        The indenture also contains provisions permitting ILFC and the Trustee, to amend or supplement the terms of the indenture with respect to the notes without the consent of any holder of notes, for purposes including:

          (1)   to evidence ILFC's succession by another corporation;

          (2)   to add covenants for the benefit of the holders of the notes (or any series of notes) or any additional Event of Default for the notes (or any series of notes);

          (3)   to secure the notes (or any series of notes);

          (4)   to evidence the appointment of a successor trustee; or

          (5)   to cure any ambiguity, to correct or supplement any provision of the indenture inconsistent with other provisions or make any other provision which does not adversely affect the interests of the holders of the notes in any material respect.

Defeasance and Covenant Defeasance

        The obligations of ILFC under the indenture with respect to any series of notes will terminate (other than certain specified conditions) and ILFC will be released upon payment in full of all of the notes. ILFC may, at its option, and at any time, elect to have all its obligations discharged under the indenture with respect to such series of the notes and cure any then existing Events of Default with respect to such series of notes ("legal defeasance"), other than:

          (1)   ILFC's obligation with respect to the register, transfer and exchange of such series of notes, with respect to mutilated, destroyed, lost or stolen notes;

          (2)   ILFC's obligations to maintain an office or agency in the place designated for payment of such series of notes and with respect to the treatment of funds held by paying agents;

          (3)   ILFC's obligation to hold, or cause the paying agent to hold, in trust money for the payment of principal and interest due on outstanding notes of such series for the benefit of the holders;

          (4)   certain obligations to the Trustee; and

          (5)   certain obligations arising in connection with such discharge of obligations.

        ILFC may also, at its option and at any time, elect to be released from the restrictions described under the caption "—Certain Covenants" above with respect to the notes ("covenant defeasance") and thereafter, any omission to comply with such covenants will not constitute an Event of Default with respect to such series of notes.

        The conditions ILFC must satisfy for legal defeasance or covenant defeasance include the following:

          (1)   ILFC must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of such series of notes. The trust funds must consist of money or U.S. Government Obligations, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal and interest on such series of notes.

          (2)   No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such series of notes shall have occurred and be continuing on the date ILFC makes such deposit or, for certain purposes, during the period ending on the 123rd day after the date of such deposit, or on the day after the expiration of any longer preference periods.

          (3)   The legal defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the indenture.

          (4)   The legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or other material agreements or instruments of ILFC.

        In the case of legal defeasance, ILFC is also required to deliver to the Trustee an opinion of counsel stating that it has received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the issue date of the notes there has been a change in the applicable federal income tax law, such that the holders of the outstanding notes of such series to be legally defeased will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance. The ruling must provide that the holders of the outstanding notes of such series to be defeased will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

        In the case of a covenant defeasance, ILFC is required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

The Trustee, Registrar and Paying Agent

        The Trustee, registrar and paying agent will be Deutsche Bank Trust Company Americas under the indenture. ILFC may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the Trustee, the registrar or any paying agent and any of their affiliates in the ordinary course of business. Affiliates of the Trustee, the registrar or any paying agent may participate as underwriters, agents or dealers in offerings of ILFC's or its affiliates' securities.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Certain significant terms which are defined in the indenture are set forth below:

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Board of Directors" means either the board of directors of ILFC or any committee of that board duly authorized to act under the terms of the indenture.

        "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of ILFC and its Restricted Subsidiaries, after deducting therefrom (i) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholder's equity and reserves for deferred income taxes, (ii) all good will, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet, and (iii) amounts invested in, or equity in the net assets of, Non-Restricted Subsidiaries.

        "Maturity" when used with respect to any note, means the date on which the principal thereof becomes due and payable as provided in the indenture and the notes, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.

        "mortgages" means any mortgage, pledge, lien or other encumbrance of any nature.

        "Non-Restricted Subsidiary" means (i) any Subsidiary which shall be designated by the Board of Directors as a Non-Restricted Subsidiary, and (ii) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries, if such other Subsidiary is a corporation, or in which a Non-Restricted Subsidiary is a general partner, if such other Subsidiary is a limited partnership. An initial list of Non-Restricted Subsidiaries will be set forth in an exhibit attached to the indenture.

        "Outstanding" means, as of the date of determination, all notes (or series of notes, as applicable) theretofore authenticated and delivered under this indenture, except:

          (1)   notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

          (2)   notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any paying agent (other than ILFC) in trust or set aside and segregated in trust by ILFC (if ILFC shall act as its own paying agent);

          (3)   notes which have been defeased pursuant to the procedures specified under the caption "—Defeasance" above; and

          (4)   notes which have been paid in lieu of reissuance relating to lost, stolen, destroyed or mutilated certificates, or in exchange for or in lieu of which other notes have been authenticated and delivered pursuant to the indenture, other than any such notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such notes are held by a bona fide purchaser in whose hands such notes are valid obligations of ILFC;

provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, notes owned by ILFC or any other obligor upon the notes or any Affiliate of ILFC or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such notes and that the pledgee is not ILFC or any other obligor upon the notes or any Affiliate of ILFC or of such other obligor.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Restricted Subsidiary" means any Subsidiary other than a Non-Restricted Subsidiary; provided, however, that the Board of Directors may, subject to the covenant described under the caption "—Certain Covenants—Restrictions on Permitting Restricted Subsidiaries to Become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to Become Restricted Subsidiaries" above, designate any Non-Restricted Subsidiary, substantially all of the physical properties or business of which are located in the United States of America, its territories and possessions, or Puerto Rico and which does not meet the requirements of clause (ii) of the definition of Non-Restricted Subsidiary, as a Restricted Subsidiary.

        "Subsidiary" means a corporation, partnership or trust more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by ILFC or by one or more other Subsidiaries, or by ILFC and one or more other Subsidiaries.

        "U.S. Government Obligations" means securities that are:

          (1)   direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

        In either case, the U.S. Governmental Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depository receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to such U.S. Government Obligation or a specific payment of principal of or interest on such U.S. Government Obligation held by the custodian for the account of the holder of such depository receipt. However, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt except as required by law.

        "Voting Stock" means stock or other interests evidencing ownership in a corporation, partnership or trust which ordinarily has voting power for the election of directors, or other persons performing equivalent functions, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

        The certificates representing the notes will be issued in fully registered form without interest coupons (each, a "Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC"), as depositary, and registered in the name of a nominee of such depositary. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary ("participants") and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the underwriters and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture governing the notes.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        A Global Note is exchangeable for certificated notes in fully registered form without interest coupons ("Certificated Securities") only in the following limited circumstances:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice, or

  •
  there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary is a description of certain United States federal income tax consequences relating to the purchase, ownership and disposition of the notes to persons who purchase notes from us in the offering at their issue price (as defined below). The discussion is for general information only and does not consider all aspects of federal income taxation that may be relevant to the purchase, ownership and disposition of notes by a holder in light of such holder's personal circumstances. In particular, this discussion does not address the federal income tax consequences of ownership of notes by investors that do not hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as:

  •
  dealers in securities or foreign currency;

  •
  traders that elect to mark their securities to market;

  •
  tax-exempt investors;

  •
  partnerships and other entities treated as partnerships for U.S. federal income tax purposes or investors therein;

  •
  S corporations and any investors therein;

  •
  United States expatriates;

  •
  regulated investment companies, real estate investment trusts, banks, thrifts, insurance companies or other financial institutions or financial service entities;

  •
  persons that hold the notes as a position in a straddle or as part of a synthetic security or hedge, constructive sale or conversion transaction or other integrated investment;

  •
  persons that do not purchase notes from us in the offering at their issue price;

  •
  holders who are subject to U.S. federal alternative minimum tax;

  •
  holders subject to Medicare contribution tax;

  •
  U.S. holders (as defined below) that have a functional currency other than the U.S. dollar;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  foreign governments or international organizations, within the meaning of Section 892 of the Code; or

  •
  retirement plans.

        Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below.

        The term "U.S. holder" means a beneficial owner of notes that is for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a domestic trust.

        The term "non-U.S. holder" means a beneficial owner of notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

        The tax treatment of a partner or owner of an entity that holds the notes and is treated as a partnership for United States federal income tax purposes generally depends on the status and tax situs of the partner and the activities of the partnership. Partners of partnerships considering the purchase of the notes should consult their tax advisors.

        This summary is based upon the Code, existing and proposed federal income tax regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

        This discussion does not address the effect of any other federal tax laws (e.g., federal estate or gift tax laws) or applicable state, local or foreign tax laws.

Consequences to U.S. Holders

        Interest on the Notes.    Interest payable on the notes should be includible in your gross income as ordinary income when accrued or received in accordance with your regular method of accounting for United States federal income tax purposes.

        Sale of the Notes.    Upon the sale or retirement of the notes, you will recognize taxable gain or loss equal to the difference between the amount of cash or other property received (other than any amount attributable to accrued but unpaid interest, which will be taxable as such to the extent not already included in income) and your tax basis in the notes. Your tax basis in your notes generally will be your purchase price for the notes. Any gain or loss you realize upon a sale or disposition of a note generally will be capital gain or loss. This gain or loss will be long-term capital gain or loss if your holding period for the notes is greater than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

        Interest on the Notes.    Under present U.S. federal income tax law, and subject to the discussions below concerning backup withholding and recently enacted legislation on withholding, the payment by us or our paying agent of interest to a non-U.S. holder that is not effectively connected with such holder's U.S. trade or business will not be subject to U.S. federal income or withholding tax, provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder;

  •
  you are not a controlled foreign corporation that is related to us;

  •
  you are not a bank holding the notes as loans made in the ordinary course of business; and

  •
  you satisfy certain certification requirements (summarized below).

        In order to meet the aforementioned certification requirement, current Treasury Regulations generally require that:

  •
  you (or your agent) deliver to the withholding agent an IRS Form W-8BEN (or successor form), signed by you or your agent on your behalf, certifying your non-U.S. status; or

  •
  if you hold your notes through a securities clearing organization or certain other financial institutions, the organization or institution that holds your notes provides a signed statement to the withholding agent that is accompanied by a properly completed and duly executed IRS Form W-8BEN (or successor form) provided by you to that same organization or institution.

        Special rules apply to the certifications that must be provided by entities like partnerships, estates, trusts and intermediaries. You should consult your tax advisor regarding the application of the U.S. federal income and withholding tax rules to your particular circumstances.

        In the event that you do not meet the foregoing requirements, interest on the notes will be subject to U.S. federal income and withholding tax at a rate of 30% unless reduced by an applicable income tax treaty.

        Interest on your notes that is effectively connected with your U.S. trade or business will not be subject to U.S. federal withholding tax if you have certified, generally on a properly completed and duly executed IRS Form W-8ECI, or under certain circumstances, Form W-8BEN (or, in each case, its successor form), that you are exempt from withholding tax. Such interest will be subject to U.S. federal income tax on a net basis generally in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, interest that is effectively connected with a United States trade or business will be subject to United States federal income tax generally only if such interest is attributable to a permanent establishment (or a fixed base in the case of an individual) you maintain in the United States. To claim the benefit of an income tax treaty, you will need to provide a properly completed and duly executed IRS Form W-8BEN (or successor form).

        Sale of Notes.    If you sell or otherwise dispose of your notes in a transaction that is treated as a taxable sale or exchange for U.S. federal income tax purposes (including a retirement), you generally will not be subject to U.S. federal income tax on any gain you recognize on this transaction, unless:

  •
  the gain is effectively connected with a trade or business you conduct or are deemed to conduct in the United States; or

  •
  you are an individual who is present in the U.S. for 183 days or more in the year in which you dispose of your notes and certain other conditions are met.

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale generally in the same manner as described above with respect to effectively connected interest. An individual non-U.S. holder described in the second bullet point above will generally be subject to a 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale (net of certain U.S. source capital losses).

Information Reporting and Backup Withholding

        When required, amounts paid on or with respect to the notes, proceeds from a sale or other disposition (including a retirement) of the notes, and the amount of tax, if any, withheld from such payments and proceeds will be reported to the holders of the notes and the IRS during each calendar year.

        A holder may be subject under certain circumstances to backup withholding at a current rate of 28% with respect to interest payments and gross proceeds from the sale, exchange or disposition (including a retirement) of our notes, unless (i) the holder is a corporation or comes within certain other exempt categories or (ii) prior to payment, the holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form) or provides a duly completed and executed IRS Form W-8 (or successor form), as applicable, and otherwise complies with the requirements of the backup withholding rules.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder of our notes will be allowed as a credit against such holder's federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Recently Enacted Legislation on Withholding

        The Hiring Incentives to Restore Employment Act (the "Hire Act") modifies some of the rules described above, including with respect to certification requirements and information reporting, for debt instruments issued more than two years after its date of enactment (March 18, 2010). Although the notes are currently fully exempt from the new rules, Congress delegated broad authority to the United States Treasury Department to promulgate regulations to implement the new withholding and reporting regime. It cannot be predicted whether or how any regulations promulgated by the United States Treasury Department pursuant to this broad delegation of regulatory authority will affect holders of the notes. Prospective purchasers of the notes should consult their own tax advisors regarding the Hire Act and other legislative proposals that may be relevant to their investment in notes.

        If you are considering the purchase of the notes, you should consult your own tax advisor regarding the application of United States federal income tax laws, as well as other federal tax laws and the laws of any state, local, or foreign taxing jurisdiction, to your particular situation.

UNDERWRITING

        Subject to the terms and conditions of an underwriting agreement, dated the date of this prospectus supplement, among us and Barclays Capital Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the underwriters listed in the table below, the underwriters have severally and not jointly agreed to purchase from us, and we have agreed to sell to the underwriters, the principal amount of the notes set forth opposite their names in the table below.

Underwriters	Aggregate Principal Amount of 2016 Notes to be Purchased	Aggregate Principal Amount of 2019 Notes to be Purchased
Barclays Capital Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Macquarie Capital (USA) Inc.
Morgan Stanley & Co. Incorporated

Total	$	$

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters are committed to take and pay for all of the notes, if any are taken. We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

        We have been advised by the underwriters that they initially propose to offer and sell the notes at the prices set forth on the cover page of this prospectus supplement. If all of the notes are not sold at the initial offering prices, the underwriters may change the offering prices and other selling terms without notice.

        We do not intend to apply for listing of the notes on a national securities exchange. The underwriters have advised us that following the completion of this offering, they presently intend to make a market in the notes. They are not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. Accordingly, we cannot give any assurance as to the development of any market or the liquidity of any market for the notes.

        ILFC has agreed that it will not, from the date of this prospectus supplement through the date of delivery by ILFC of the notes to investors, without first obtaining the prior written consent of Barclays Capital Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of in a capital markets transaction any debt securities issued or guaranteed by ILFC and having a tenor of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.

        In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. In addition, the underwriters may bid for and purchase the notes in the open market to stabilize the price of the notes and may impose "penalty bids" under contractual arrangements whereby they may reclaim from dealers participating in this offering for the account of such underwriter the selling concession with respect to the notes that are distributed in this offering but subsequently purchased for the account of such underwriter.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

        Each underwriter has agreed that:

          (a)   (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

          (b)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

          (c)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        Certain of the underwriters and their respective affiliates have provided, from time to time, and in the future may provide, certain commercial banking, investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future will receive, customary fees. In addition, some of the underwriters and their respective affiliates may have owned, currently own or may own, equity or equity-like securities of us. Affiliates of certain of the underwriters are lenders under our revolving credit facilities, Secured Term Loan 1, Secured Loan 2 and bank financed term loans and may have other roles in connection with such facilities. Certain of the underwriters or their affiliates are holders of the notes being tendered in the Tender Offers, and to the extent such notes are being retired, redeemed or repurchased by us in connection with this offering, such underwriters or their affiliates would receive a portion of the proceeds of this offering.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General fiduciary matters

        ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA (an "ERISA Plan") and prohibits certain transactions involving the assets of an ERISA Plan and its management or fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or any authority or control over the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans and other Plans subject to Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan or other Plan subject to Section 4975 of the Code with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

 LEGAL MATTERS

        The validity of the notes offered hereby and certain legal matters in connection with this offering will be passed upon for us by O'Melveny & Myers LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND AVAILABLE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any document we have filed at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You also may read and copy reports and other information filed by us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

PROSPECTUS

Debt Securities

        By this prospectus, we may offer from time to time our unsecured debt securities in one or more series, with the same or different amounts, offering prices, interest rates, maturities and other terms agreed upon by us and the purchasers. When we offer debt securities, we will provide you with a prospectus supplement describing the specific terms of the securities. You should read this prospectus and the prospectus supplement carefully before you invest.

        The debt securities may be sold by us through agents, to or through underwriters or dealers, or directly to purchasers. This prospectus may be used in secondary market transactions, although there are no assurances that there will be a secondary market for these securities. Unless stated otherwise in the accompanying prospectus supplement, we do not intend to list any of these securities on an exchange.

        Investing in these securities involves risks. See "Risk Factors" on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        You should rely only on the information contained in this prospectus or the prospectus supplement that we have referred you to. No one is authorized to provide you with different information. If the terms of particular debt securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted.

The date of this prospectus is August 7, 2009

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, debt securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of agreements and other documents that we refer you to. However, because the prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

        You should rely on only the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.

        Except as otherwise indicated, references in this prospectus to "we", "us" and "our" refer to International Lease Finance Corporation.

RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks described under "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 or in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov and on our website at http://www.ilfc.com/investor.htm.

        The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. We incorporate by reference:

  (1)
  our Annual Report on Form 10-K for the year ended December 31, 2008;

  (2)
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; and

  (3)
  our Current Report on Form 8-K, filed May 14, 2009.

        The information filed by us with the SEC in the future will automatically update and supersede this information.

        We also incorporate by reference any filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of the original filing of the registration statement, of which this prospectus is part, and until our offering is completed, except for any portion of a document deemed to have been "furnished" and not "filed" in accordance with SEC rules.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

  Alan H. Lund
  Vice Chairman and Chief Financial Officer
  International Lease Finance Corporation
  10250 Constellation Boulevard, Suite 3400
  Los Angeles, California 90067
  Telephone: 310-788-1999

FORWARD-LOOKING STATEMENTS

        Some of the information included or incorporated by reference into this prospectus contains forward-looking statements. These include statements regarding, among other matters, the potential sale of us by our parent, American International Group, Inc., a Delaware corporation ("AIG"), the state of the airline industry, our access to the capital markets, our ability to restructure leases and repossess aircraft, the structure of our leases, regulatory matters pertaining to compliance with governmental regulations and other factors affecting our financial condition or results of operations. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should" and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to vary materially from our future results, performance or achievements, or those of the industry, expressed or implied in such forward-looking statements. Such factors include, among others, general industry economic and business conditions, which will, among other things, affect demand for aircraft, availability and creditworthiness of current and prospective lessees, lease rates, availability and cost of financing and operating expenses, governmental actions and initiatives and environmental and safety requirements, as well as the factors discussed under "Risk Factors" in our incorporated documents. We will not update any forward-looking information to reflect actual results or changes in the factors affecting the forward-looking information.

INTERNATIONAL LEASE FINANCE CORPORATION

        We primarily acquire new commercial jet aircraft from The Boeing Company and Airbus S.A.S. and lease these aircraft to airlines throughout the world. In addition to our leasing activity, we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. In some cases, we provide fleet management services to investors and/or owners of aircraft portfolios for a management fee. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee. Additionally, we remarket and sell aircraft owned or managed by others for a fee.

        We are an indirect wholly owned subsidiary of AIG.

        We are incorporated in the State of California. We maintain our principal executive offices at 10250 Constellation Boulevard, Suite 3400, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our facsimile number is (310) 788-1990.

 Ratio of Earnings to Fixed Charges

        The following table sets forth our ratio of earnings to fixed charges for the periods shown:

	Year Ended December 31,
Six Months Ended June 30, 2009
	2008	2007	2006	2005	2004
1.94	1.66	1.53	1.44	1.51	1.63

        For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income adjusted for the provision for income taxes, fixed charges and capitalized interest, and fixed charges consist of interest expense, capitalized interest and the interest factor of rents.

AMERICAN INTERNATIONAL GROUP, INC.

        AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general insurance and life insurance and retirement services operations. Other significant activities include financial services and asset management. The common stock of AIG is listed on the New York Stock Exchange, among others.

        Neither AIG nor any of its subsidiaries will be a co-obligor or guarantor of the debt securities.

 USE OF PROCEEDS

        We will use proceeds that we receive from the sale of the debt securities, together with internally generated funds, for general corporate purposes unless the prospectus supplement states otherwise. General corporate purposes will include our purchases of aircraft and repayment of our debt as it matures. We will invest any proceeds from the sale of the debt securities not immediately used in marketable securities until spent.

DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured debt securities (the "Debt Securities") under an indenture dated as of August 1, 2006 (the "Indenture") between us and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"). The following is a summary of the material provisions of the Debt Securities and of the Indenture. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the Debt Securities. A copy of the Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        The Debt Securities will rank equally with our other unsecured and unsubordinated indebtedness, unless otherwise provided in the prospectus supplement. The Indenture does not limit the amount of Debt Securities that we may issue. We may issue Debt Securities in one or more series.

        The prospectus supplement will set forth the initial offering price, the aggregate principal amount, the maturity date and some or all of the following terms of the Debt Securities:

  (1)
  the title;

  (2)
  any limit on the aggregate principal amount of a particular series;

  (3)
  to whom interest on the Debt Securities should be paid if other than the registered owner;

  (4)
  the date or dates on which we agree to pay principal and any provision for the deferral of such date or dates;

  (5)
  the rate or rates of interest for the Debt Securities (which may be fixed or variable) and, if applicable, the method used to determine the rate or rates of interest, the date or dates from which interest will accrue, the dates that interest shall be payable and the record date for the payment of the interest;

  (6)
  the place or places where the principal of, and premium, if any, and any interest on the Debt Securities will be payable, or the method of such payment;

  (7)
  the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at our option;

  (8)
  any mandatory or optional sinking fund or analogous provisions and our obligation, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof, and the period, price and terms and conditions for the redemption or repurchase;

  (9)
  the authorized denominations if other than the specified denominations set forth in the Indenture;

  (10)
  the currency or currencies in which we agree to make payments on Debt Securities;

  (11)
  the method of determining amounts of principal, any premium and interest payable on the Debt Securities if these amounts are calculated in reference to an index;

  (12)
  the amount of principal that we will pay upon acceleration, if other than the entire principal amount;

  (13)
  if the Debt Securities of a particular series will not rank equally and pari passu with the Debt Securities of each other series, the ranking of the Debt Securities of that series;

  (14)
  additional Events of Default (as defined under the heading "Events of Default" below) or modifications to the Events of Default, covenants, notice requirements or redemption provisions, if any;

  (15)
  whether we will issue the debt securities in certificates or book-entry form (see "Certificated Securities" and "Global Securities" below); and

  (16)
  any additional terms.

        The prospectus supplement will also describe any federal income tax consequences and other special considerations applicable to any Debt Securities issued with original issue discount.

Payment of Interest and Exchange

        We will issue the Debt Securities of each series either in the form of one or more global securities (each a "Global Security") registered in the name of Cede & Co. as the nominee of The Depository Trust Company (the "Depository") or such other name as may be requested by an authorized representative of the Depository, or as a certificate issued in definitive registered form (a "Certificated Security"), as set forth in the prospectus supplement. If we do not state the form of a series of Debt Securities in a prospectus supplement, we are issuing the series as a Global Security. Principal, premium, if any, and interest, if any, is to be paid to registered holders at the office of the Trustee in the Borough of Manhattan, City and State of New York or at any paying agency maintained by the Company for that purpose as described under "Global Securities" below. We may provide at our option for payment of interest to registered holders of Certificated Securities by check mailed to the address of the holder as it appears on the register for the Certificated Securities.

Certificated Securities

        A holder may present Certificated Securities for transfer or exchange at the Trustee's office or paying agencies in accordance with the terms of the Indenture unless the prospectus supplement states otherwise. There will not be a service charge for any transfer or exchange of Certificated Securities, but the transfer or exchange is subject to other limitations set forth in the Indenture.

Global Securities

        Unless we tell you otherwise in a prospectus supplement, we will register each Global Security representing Debt Securities in the name of Cede & Co. (the Depository's partnership nominee). Cede & Co. may not transfer any Global Security, in whole or in part, to anyone except the Depository or a nominee of the Depository unless it is exchanged first for a Certificated Security.

        The information under the headings "The Depository" and "Book-Entry System" in this section concerning the Depository and the Depository's book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

The Depository

        The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository holds securities that the Depository's participants ("Direct Participants") deposit with the Depository. The Depository also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

        The Depository is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for the Depository, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Depository Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about the Depository can be found at www.dtcc.com and www.dtc.org.

        The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Those laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

Book-Entry System

        We anticipate that the following provisions will apply to all depository arrangements unless the prospectus supplement states otherwise.

        Ownership of beneficial interests in Debt Securities will be limited to Direct Participants or Indirect Participants.

        Upon the issuance of a Global Security, the Depository will credit, on its book-entry registration and transfer system, to the accounts of the applicable Direct Participants, the respective principal amounts of the Debt Securities represented by such Global Security. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of those Debt Securities. Purchases of Debt Securities under the Depository system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on the Depository's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

        To facilitate subsequent transfers, all Debt Securities deposited by Direct Participants with the Depository are registered in the name of the Depository's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depository. The deposit of Debt Securities with the Depository and their registration in the name of Cede & Co. or such other the Depository nominee do not effect any change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Securities; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        So long as the Depository or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by that Global Security for all purposes under the Indenture. Beneficial Owners will not be entitled to have the Debt Securities represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

        We will make payments of redemption proceeds, principal, premium, if any, and interest on book-entry Debt Securities to the Depository or its nominee, as the registered owner of the Global Security representing such Debt Securities. Neither we nor the Trustee nor any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security, or with respect to maintaining, supervising or reviewing any records relating to a beneficial ownership interest.

        We expect that the Depository, upon receipt of any redemption proceeds or any principal, premium or interest payment, will immediately credit Direct Participants' accounts with payments in amounts proportionate to the respective beneficial interests in the Global Security, as shown on the records of the Depository. We also expect that payments by Direct Participants to Indirect Participants and by Direct Participant and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and accordingly will be the responsibility of the Direct and Indirect Participants and not of the Depository, its nominee, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds or principal, premium, or interest payments to the Depository or its nominee is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of the Depository and disbursement of such payments to Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

        As long as the Debt Securities are held by the Depository or its nominee and the Depository continues to make its same day funds settlement system available to us, all payments of principal and interest on the Debt Securities will be made in immediately available funds.

        We expect that the forwarding of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among themselves, subject to any statutory or regulatory requirements which may be in effect from time to time. Neither the Depository nor Cede & Co. (nor any other Depository nominee) will consent or vote with respect to the Debt Securities unless authorized by a Direct Participant in accordance with the Depository's procedures. We are advised that the Depository's usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to any such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to the Direct Participants to whose accounts the Debt Securities are credited on the applicable record date, which will be identified in a listing attached to the omnibus proxy.

        In the event the Depository is unwilling or unable to continue as Depository for a series of Debt Securities and we do not appoint a successor Depository within 90 days, we will issue the Debt Securities in certificated form in exchange for the Global Security.

        We may decide at any time not to have Debt Securities of a particular series represented by one or more Global Securities and, accordingly will issue Debt Securities representing such series in certificated form in exchange for all of the Global Security or Securities representing those Debt Securities.

Certain Covenants of the Company

        Restrictions on Liens.    We will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage, as defined under the heading "Certain Definitions" below:

  •
  upon any of our property or the property of any Restricted Subsidiary, as defined under the heading "Certain Definitions" below, or

  •
  upon any shares of stock of any Restricted Subsidiary,

without ensuring that the Debt Securities are equally and ratably secured with such indebtedness for borrowed money. We may also choose to secure our other indebtedness and the indebtedness of a Restricted Subsidiary ranking equally with the Debt Securities at the time we secure the Debt Securities. This limitation does not apply to:

  (1)
  mortgages existing on August 1, 2006;

  (2)
  certain mortgages securing all or a part of the purchase price of property, other than property acquired for lease to another person;

  (3)
  mortgages on the property of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary;

  (4)
  mortgages securing indebtedness for borrowed money owed by a Restricted Subsidiary to us or another Restricted Subsidiary;

  (5)
  mortgages on property of another corporation that are in existence at the time we or a Restricted Subsidiary acquire the property of that corporation as an entirety or substantially as an entirety, including acquisition by merger or consolidation;

  (6)
  any replacement of any of the items listed in clauses (1) through (5) above, provided that the principal amount of the indebtedness secured by the mortgage may not be increased and the principal repayment schedule and maturity may not be extended and the mortgage is limited to the same property subject to the mortgage replaced or property substituted therefor;

  (7)
  liens in connection with certain legal proceedings;

  (8)
  liens for certain taxes or assessments or certain governmental charges or levies, landlord's liens and charges incidental to the conduct of our business or the business of a Restricted Subsidiary or the ownership of property and assets by us or a Restricted Subsidiary, if the liens are not incurred in connection with the borrowing of money or the obtaining of advances or credit and do not, in our opinion, materially impair the use of that property in our business operations or the business operations of a Restricted Subsidiary or the value to the business of that property; and

  (9)
  mortgages not otherwise excepted above securing indebtedness for borrowed money which, when aggregated with all other outstanding indebtedness for borrowed money of ours and of the Restricted Subsidiaries secured by mortgages not otherwise excepted above, does not exceed 12.5% of our Consolidated Net Tangible Assets, as defined under the heading "Certain Definitions" below.

        Restrictions as to Dividends and Certain Other Payments.    We may not pay or declare any dividend or make any distributions on any of our capital stock, except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of the Company, or make any payment ourselves or through any Restricted Subsidiary to acquire or retire shares of stock, at a time when an Event of Default has occurred and is continuing under the Indenture because:

  (1)
  we have failed to pay interest on the Debt Securities for at least 30 days after such interest was due;

  (2)
  we have failed to pay the principal or premium, if any, on the Debt Securities when due and payable at maturity, upon redemption, by declaration or otherwise; or

  (3)
  we have failed to deposit any sinking fund payment with respect to Debt Securities when and as due.

        Restrictions on Investments in Non-Restricted Subsidiaries.    We will not, nor will we permit any Restricted Subsidiary to, invest in or transfer assets to a Non-Restricted Subsidiary if immediately after the transfer we would be in breach of or default under the Indenture.

        Limited Covenants in the Event of a Highly Leveraged Transaction.    Other than our covenants included in the Indenture described above and as described below in "Merger and Sale of Assets," there are no covenants or provisions in the Indenture that afford holders protection should we participate in a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction.

Certain Definitions

        Certain significant terms which are defined in the Indenture are set forth below:

        "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet for us together with our Restricted Subsidiaries, after deducting:

  (1)
  all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in a manner where it could become payable more than one year from the date of creation thereof, shareholder's equity and reserves for deferred income taxes,

  (2)
  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case, would be included on our balance sheet, and

  (3)
  investments and equity in the net assets of Non-Restricted Subsidiaries.

        "Mortgages" means any mortgage, pledge, lien or other encumbrance of any nature.

        "Non-Restricted Subsidiary" means (1) any Subsidiary designated as non-restricted by our Board of Directors in accordance with the Indenture, and (2) any other Subsidiary of which the majority of the voting stock is owned, directly or indirectly, by one or more Non-Restricted Subsidiaries, if such Subsidiary is a corporation, or in which a Non-Restricted Subsidiary is a general partner, if such Subsidiary is a limited partnership.

        "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. Our Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries, subject to specified conditions in the Indenture.

        "Subsidiary" means any corporation, partnership or trust of which we or one or more other Subsidiaries own, or we together with one or more Subsidiaries own, directly or indirectly, more than 50% of the stock or other interests evidencing ownership in such corporation, partnership or trust, which ordinarily has voting power for the election of directors (or other persons performing equivalent functions).

Merger and Sale of Assets

        We may consolidate with or merge into any other Person (as defined in the Indenture) or convey, transfer or lease our properties and assets substantially as an entirety to any Person, and another Person may consolidate or merge with us or convey, transfer or lease its properties and assets to us substantially as an entirety only if the following conditions are satisfied:

  (1)
  the entity formed by consolidation or merger or to which such assets or properties are conveyed, transferred or leased, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes our obligations under the Indenture;

  (2)
  immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

  (3)
  if, as a result of such consolidation, merger, conveyance, transfer or lease, our property or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, we or such person will have taken appropriate steps to secure any of the Debt Securities equally and ratably with the indebtedness secured thereby.

        Upon such consolidation, merger, conveyance, transfer or lease, the successor entity shall be substituted for us under the Indenture and, except in the case of a lease, we will be relieved of all obligations under the Indenture.

Events of Default

        The Indenture defines an Event of Default with respect to Debt Securities of any series as being any one of the following occurrences:

  (1)
  our failure to pay any installment of interest on the Debt Securities of that series when due and payable, and the continuation of our failure to pay for 30 days or more;

  (2)
  our failure to pay all or any part of the principal of or premium, if any, on the Debt Securities of that series when due at maturity, when due upon redemption, or when due by declaration or otherwise;

  (3)
  our failure to deposit any sinking fund payment for that series of Debt Securities when and as due;

  (4)
  our default in the performance of any other covenant contained in the Indenture or any Debt Security of that series (except as to covenants included in the Indenture not for the benefit of that particular series of Debt Securities) continued for 60 days after written notice to us by the Trustee, or notice to each of us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

  (5)
  our default under any mortgage, indenture (including the Indenture) or instrument under which indebtedness for borrowed money is issued or is secured or evidenced, which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration) after expiration of any applicable grace periods or results in indebtedness for borrowed money in the aggregate of $50,000,000 or more becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled or such indebtedness for borrowed money is not discharged within 30 days after written notice to us by the Trustee, or notice to each of us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

  (6)
  certain events in bankruptcy, insolvency, reorganization, receivership, or liquidation, whether voluntary or involuntary; or

  (7)
  any other events of default provided in a supplemental indenture, if any, or an officer's certificate, if any, with respect to the Debt Securities of that series.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of each affected series may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the Debt Securities of each affected series.

        The holder of any Debt Security of any series will not have any right to institute any proceeding with respect to the Indenture or remedies thereunder, unless

  (1)
  the holder previously gives the Trustee written notice of an Event of Default with respect to that series that is continuing,

  (2)
  the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have made written request to the Trustee and offered the Trustee satisfactory indemnity to institute such proceeding as Trustee, and

  (3)
  the Trustee shall have failed to institute such proceeding for 60 days after its receipt of such notice.

        However, the right of any holder of any Debt Security to institute suit for enforcement of any payment of principal, premium, if any, and interest on such Debt Security on or after the applicable due date, may not be impaired or affected without such holder's consent.

        The holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such Holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, or interest), if it determines that withholding notice is in their interests.

        We are required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether we are in default under the Indenture and, if we are in default, specifying all such defaults and the nature and status thereof.

Amendment, Supplement and Waiver of the Indenture

        We, together with the Trustee, may amend or supplement the Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such amendment or supplement. Any past default by us and its consequences may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such default. However, we may not enter into any amendment, supplement or waiver without the consent of the holders of all affected Debt Securities if the amendment, supplement or waiver would:

  (1)
  change the stated maturity of the principal of or any installment of principal or interest on any Debt Security;

  (2)
  reduce the principal amount payable of, the rate of interest on, or any premium payable upon the redemption of any Debt Security;

  (3)
  reduce the amount of principal of an original issue discount security that would be due and payable upon a declaration of acceleration;

  (4)
  adversely affect any right of repayment at the option of the holder of any Debt Security;

  (5)
  reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

  (6)
  make any Debt Security payable in a currency other than that stated in the Debt Security;

  (7)
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof; or

  (8)
  reduce the percentage in principal amount of outstanding Debt Securities of any series whose holders must consent to any amendment, supplement or waiver.

        We, together with the Trustee, may, without the consent of any holder of Debt Securities, amend or supplement the Indenture for purposes including:

  (1)
  to evidence our succession by another corporation;

  (2)
  to add covenants for the benefit of the holders of all or any series of Debt Securities or any additional Event of Default;

  (3)
  to permit or facilitate the issuance of Debt Securities in bearer or uncertificated form;

  (4)
  to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding issued prior to such change or elimination and entitled to the benefit of such provision;

  (5)
  to secure the Debt Securities;

  (6)
  to establish the form or terms of the Debt Securities of any series as permitted under the Indenture;

  (7)
  to evidence the appointment of a successor trustee with respect to one or more series of Debt Securities;

  (8)
  to cure any ambiguity; or

  (9)
  to correct or supplement any provision of the Indenture inconsistent with other provisions or make any other provision which does not materially adversely affect the interests of the holders of Debt Securities.

Defeasance and Covenant Defeasance

        We may discharge our obligations under the Indenture with respect to any series of Debt Securities other than:

  (1)
  our obligation to register, transfer and exchange certificated Debt Securities;

  (2)
  our obligations with respect to mutilated, destroyed, lost or stolen certificated Debt Securities;

  (3)
  our obligations to maintain an office or agency in the place designated for payment of the Debt Securities and with respect to the treatment of funds held by paying agents;

  (4)
  our obligation to prepare and exchange definitive Debt Securities for any temporary Debt Securities issued, if any;

  (5)
  our obligation to hold, or cause the paying agent to hold, in trust money for the payment of principal, premium, if any, and interest due on outstanding Debt Securities of that series for the benefit of such holders;

  (6)
  certain obligations to the Trustee; and

  (7)
  certain obligations arising in connection with such discharge of obligations.

        We refer to this as a "defeasance." We may also be released from the restrictions described under the heading "Certain Covenants of the Company" above and any other restrictions identified in the applicable prospectus supplement with respect to a series of Debt Securities. We refer to this as "covenant defeasance."

        The conditions we must satisfy for defeasance or covenant defeasance include the following:

  (1)
  We must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of the Debt Securities of that series. The trust funds must consist of money or U.S. Government Obligations, as defined below, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal, premium, if any, and interest on the Debt Securities of that series, and to pay any mandatory sinking fund or analogous payments.

  (2)
  No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities of that series shall have occurred and be continuing on the date we make the deposit or, for certain purposes, during the period ending on the 123rd day after the date of the deposit, or on the day after the expiration of any longer preference periods.

  (3)
  The defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the Indenture.

  (4)
  The defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or other material agreements or instruments or cause the Debt Securities of that series, if listed on a national securities exchange, to be delisted.

        In the case of defeasance, we are also required to deliver to the Trustee an opinion of counsel stating that we have received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the date of the Indenture there has been a change in the applicable federal income tax law, such that the holders of the outstanding Debt Securities of the series to be defeased will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance. The ruling must provide that the holders of the outstanding Debt Securities to be defeased will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

        In the case of a covenant defeasance, we are required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of the series for which covenant defeasance is proposed will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

        "U.S. Government Obligations" is defined in the Indenture as securities that are:

  (1)
  direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

  (2)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

        In either case, the U.S. Governmental Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depository receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), as custodian with respect to such U.S. Government Obligation or a specific payment of principal of or interest on such U.S. Government Obligation held by the custodian for the account of the holder of such depository receipt. However, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt except as required by law.

The Trustee

        Deutsche Bank Trust Company Americas acts as the Trustee under the Indenture. We may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the Trustee and its affiliates in the ordinary course of business. Affiliates of the Trustee may participate as underwriters, agents or dealers in offerings of our securities.

Governing Law

        The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes certain U.S. federal income tax considerations generally of importance to holders of Debt Securities. With respect to a specific series of Debt Securities, the prospectus supplement relating to such series of Debt Securities may contain additional discussion regarding the U.S. federal income tax considerations with respect to that series of Debt Securities that will supplement or supersede this general discussion. This summary only applies to persons that purchase Debt Securities at their issue price as part of the original issuance of the Debt Securities.

        Subject to any additional discussion in the applicable prospectus supplement, it is expected, and the discussion below assumes, that all Debt Securities are 100% principal-protected (i.e., that their holders would be entitled to receive payment at maturity equal to at least 100% of their principal amount).

        This summary discusses only Debt Securities held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). It does not discuss tax considerations that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt investors, traders in securities that elect to mark to market, regulated investment companies, dealers in securities or currencies, persons holding Debt Securities as a currency, interest rate or other hedge, or as a position in a "straddle" or other integrated transaction for tax purposes, U.S. expatriates or persons treated as residents of more than one country, persons who acquire or for U.S. federal income tax purposes are deemed to have acquired Debt Securities in an exchange or for property other than cash, holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, persons subject to the alternative minimum tax, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding Debt Securities through any such entities. This summary does not discuss Debt Securities issued with original issue discount ("OID"). The discussion below is based on existing provisions of the Code, judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the Debt Securities, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

        If a partnership or other entity treated as a partnership for U.S. tax purposes holds Debt Securities, the tax consequences to a partner will generally depend upon the status of the partner and the activities of the partnership. A holder of Debt Securities that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences to them of the ownership and disposition of the Debt Securities.

U.S. Tax Considerations for U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of a Debt Security that is:

  •
  a citizen or resident of the United States,

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof,

  •
  an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or

  •
  a trust, (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S. person.

Interest

        Interest on the Debt Securities generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, depending in part on the U.S. Holder's regular method of tax accounting.

Disposition or Repayment of a Debt Security

        A U.S. Holder generally will recognize taxable gain or loss equal to the difference between any amount realized on the taxable sale, exchange or retirement of the Debt Securities and that holder's adjusted tax basis in the Debt Securities except to the extent that gain or loss is attributable to accrued but unpaid interest. A U.S. Holder's adjusted tax basis in the Debt Securities generally will be equal to that holder's initial investment in the Debt Securities. The gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the Debt Securities were held by the holder for more than twelve months. The deductibility of capital losses is subject to a number of limitations. Prospective purchasers of Debt Securities should consult their own tax advisors concerning the tax consequences of a sale, exchange or other disposition of the Debt Securities.

Information Reporting and Backup Withholding

        The amount of any interest paid on the Debt Securities in each calendar year and the amount of tax withheld, if any, with respect to the payments will generally be required to be reported to the Internal Revenue Service ("IRS"). A U.S. Holder may be subject to backup withholding tax with respect to interest payments and gross proceeds from the sale, exchange or disposition of Debt Securities unless (i) the U.S. Holder is a corporation or comes within certain other exempt categories or (ii) prior to payment, the U.S. Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form), and otherwise complies with the requirements of the backup withholding rules.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the IRS.

Certain U.S. Tax Considerations for Foreign Holders

        Set forth below is a summary of certain U.S. tax consequences for Foreign Holders of Debt Securities. For purposes of this discussion, "Foreign Holder" means a beneficial owner of a Debt Security that is an individual, corporation (including an entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

Income, Withholding and Estate Tax

        Subject to the discussion of backup withholding below:

  •
  Payments of principal of and interest on a Debt Security to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax if, in the case of interest:

  (1)
  the payments are not effectively connected with the conduct of a U.S. trade or business,

  (2)
  the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

  (3)
  the Foreign Holder is not (a) a controlled foreign corporation related to us through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

  (4)
  the interest is not contingent on our profits, revenues, or changes in the value of our property or otherwise described as contingent interest in Section 871(h)(4) of the Code ("Contingent Interest"), and

  (5)
  either (a) prior to payment, a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) is received certifying that the beneficial owner of the Debt Security is not a U.S. person and certain other requirements are met or (b) the Foreign Holder holds the Debt Security through a foreign intermediary or partnership and the certification requirements of applicable Treasury Regulations are satisfied;

  •
  A Foreign Holder of a Debt Security will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a Debt Security unless in general:

  (1)
  the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder, or

  (2)
  the Foreign Holder is an individual who is present in the United States for 183 days or more during the taxable year and either (a) the individual's "tax home" for U.S. federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by the individual; and

  •
  A Debt Security beneficially owned by an individual who at the time of death was not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) will not be included in the decedent's gross estate for U.S. federal estate tax purposes as a result of such individual's death, unless the individual:

  (1)
  actually or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote, or

  (2)
  held the Debt Security in connection with a U.S. trade or business, or

  (3)
  the Debt Security provided for the payment of Contingent Interest.

        A Foreign Holder that does not qualify for exemption from withholding under the rules summarized above generally will be subject to U.S. withholding at a rate of 30% (or lower treaty rate under an applicable income tax treaty) on payments of interest on the Debt Securities.

        If a Foreign Holder is engaged in a trade or business in the United States, and if interest on its Debt Securities (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Foreign Holder, although exempt from the withholding tax discussed above (provided the Foreign Holder timely provides a properly completed and duly executed IRS Form W-8ECI or successor form), will generally be subject to regular U.S. federal income tax on such effectively connected income in the same manner as if it were a U.S. person unless such Foreign Holder properly claims the benefits of an applicable income tax treaty, if any, between the United States and its country of residence (generally by providing a properly completed and duly executed IRS Form W-8BEN) and such interest or gain is not attributable to a permanent establishment or fixed base of such Foreign Holder in the United States. In addition, if a Foreign Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        The foregoing does not deal with all aspects of U.S. federal income and withholding tax that may be relevant to Foreign Holders, including Foreign Holders that hold Debt Securities through a partnership, qualified intermediary or other "pass-through" entity. Foreign Holders are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Debt Securities.

Backup Withholding and Information Reporting

        The amount of any interest paid on the Debt Securities in each calendar year and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS. Foreign Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied.

        Payments of the proceeds from the sale of a Debt Security held by a Foreign Holder to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

  •
  a U.S. person,

  •
  a controlled foreign corporation for U.S. federal income tax purposes,

  •
  a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or

  •
  a foreign partnership with specified connections to the United States.

        Information reporting and backup withholding may apply to payment of the proceeds from a sale of a Debt Security held by a Foreign Holder to or through the U.S. office of a broker unless the holder establishes an exemption from one or both.

        Foreign Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's U.S. federal income tax, provided the necessary information is furnished to the IRS.

 PLAN OF DISTRIBUTION

        We may sell the Debt Securities on a continuous or delayed basis through underwriters, dealers or agents or directly to one or more purchasers.

        If underwriters or dealers are used in the sale, the underwriters or dealers will acquire the Debt Securities for their own account and may later resell the Debt Securities. Resale transactions for the Debt Securities may include negotiated transactions, the resale at a fixed public offering price or resale at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates which may be represented by managing underwriters. Such underwriting firms may purchase and sell the Debt Securities in the secondary market, but they are not obligated to do so. There are no assurances that there will be a secondary market for the Debt Securities. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. We will include the names of the underwriters (including any managing underwriters) or dealers and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may also sell the Debt Securities directly or through agents designated by us. We will name any agent involved in the offer or sale of the Debt Securities and state any commissions paid by us to that agent in the prospectus supplement. We will set forth in the prospectus supplement the net proceeds we will receive from the sale of the Debt Securities. Unless indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment. Any agent will also be deemed to be an underwriter as that term is defined in the Securities Act of any of the Debt Securities it offers or sells.

        We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities at the public offering price provided in the prospectus supplement and provide for payment and delivery on a future date specified in the prospectus supplement. Contracts for those delayed purchases will be subject only to the conditions contained in the prospectus supplement and the prospectus supplement will set forth the commission to be paid for solicitation of those contracts.

        We may indemnify any underwriters, dealers and agents who participate in the distribution of the Debt Securities against certain civil liabilities, including liabilities under the Securities Act. We also may agree to make contributions with respect to payments which the agents or underwriters may be required to make. Our underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

FINRA Regulations

        Affiliates of ours may act as an underwriter, dealer or agent in a sale of the Debt Securities. Rule 2720 of the NASD Conduct Rules of the Financial Industry Regulatory Authority, Inc. ("FINRA") imposes certain requirements when a FINRA member distributes an affiliated company's securities. As a result, we will conduct any offering in which any of our affiliates acts as an underwriter, dealer or agent in compliance with the applicable requirements of Rule 2720. The maximum compensation we will pay to a FINRA member or independent broker-dealer in connection with any offering of the Debt Securities will not exceed 8% of the maximum proceeds of such offering.

        None of our affiliates, or any other FINRA member participating in an offering of these securities in which any of our affiliates is acting as an underwriter, dealer or agent will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

        Our affiliates may use this prospectus in the initial sale of these securities or in a secondary market transaction in these or similar securities after their initial sale. In secondary market transactions, our affiliates may resell the securities they acquire from other holders, after the original offering and sale of the securities. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, our affiliates may act as principal or agent and may receive compensation in the form of discounts and commissions from both the purchaser and seller.

        We will not receive any proceeds from secondary market transactions and we do not expect that any of our affiliates that engage in these transactions will pay any proceeds from secondary market transactions to us. Information about trade and settlement dates, as well as the purchase price, for secondary market transactions will be provided to the purchaser in a separate confirmation of sale. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise.

EXPERTS

        The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the issuance of the Debt Securities we are offering will be passed upon for us by O'Melveny & Myers LLP, Los Angeles, California.

$

$                            % Senior Notes due 2016
$                            % Senior Notes due 2019

Joint Book-Runners

Barclays Capital
J.P. Morgan
RBC Capital Markets
UBS Investment Bank
BofA Merrill Lynch
Deutsche Bank Securities
Goldman, Sachs & Co.
Macquarie Capital
Morgan Stanley

May     , 2011